SCHEDULE 14A INFORMATION

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Campbell Soup Company

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Campbell Soup Company
1 Campbell Place
Camden, New Jersey 08103-1799
856-342-4800

October 10, 2007

Notice of Annual Meeting of Shareowners

Friday, November 16, 2007
9:30 a.m. Central Time
Love Civic Center
2025 South Collegiate Drive
Paris, Texas 75460

AGENDA

1.	Elect Directors.

2.	Ratify Appointment of Independent Registered Public Accounting Firm.

3.	Transact any other business properly brought before the meeting.

Shareowners of record at the close of business on September 19, 2007 will be entitled to vote.

Your vote is important. In order to have as many shares as possible represented, kindly SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD IN THE ENVELOPE PROVIDED OR VOTE BY PHONE OR THE INTERNET (see instructions on the proxy card).

By Order of the Board of Directors,

John J. Furey
Vice President and Corporate Secretary

Important

Please note that an admission ticket is required in order to attend the Annual Meeting. If you plan to attend, please request a ticket. If shares were registered in your name as of September 19, 2007, please check the appropriate box on your proxy card or when voting on the Internet, or indicate when prompted if voting by telephone. A ticket of admission will be forwarded to you. If your shares are held in the name of a broker or other nominee, please follow the instructions on page 45 to obtain an admission ticket. If you plan to attend the meeting, please bring government-issued photographic identification. You will need an admission ticket and this identification in order to be admitted to the meeting.

■	Denotes items to be voted on at the meeting.

Note: Shareowners may receive copies of the Company’s Annual Report on Form 10-K for the year ended July 29, 2007, Code of Business Conduct and Ethics, Corporate Governance Standards, and the charters of the four standing committees of the Board of Directors, without charge, by:

(1)	writing to Investor Relations, Campbell Soup Company, 1 Campbell Place, Camden, NJ 08103-1799;

(2)	calling 1-888-SIP-SOUP (1-888-747-7687); or
(3)	leaving a message on Campbell’s home page at www.campbellsoupcompany.com. These documents are also available in the governance section of the company’s Web site at www.campbellsoupcompany.com

Note: Shareowners may elect to receive future distributions of Annual Reports and Proxy Statements by electronic delivery and vote Campbell shares on-line. To take advantage of this service you will need an electronic mail (e-mail) account and access to an Internet browser. To enroll, go to the investor center section on www.campbellsoupcompany.com and click on “E-Delivery of Materials.” If your shares are registered in your name, you will be asked to enter your account number, which is printed on your dividend check or Dividend Reinvestment Statement. If your shares are held by a broker, you will need your account number with the broker.

Item 1

Election of Directors

The Board of Directors Recommends a Vote “For” ALL Nominees

The Board of Directors of the Company, pursuant to the By-Laws, has determined that the number of directors of the Company shall be 16. The directors are to be elected to hold office until the next Annual Meeting of the Shareowners and until their successors are elected and shall have qualified. Directors are elected by a plurality of the votes cast. Except as otherwise specified in the proxy, proxies will be voted for election of the nominees named below.

The current 16 directors are standing for reelection. All of the nominees are independent directors, except for Mr. Conant.

If a nominee becomes unable or unwilling to serve, proxies will be voted for election of such person as shall be designated by the Board of Directors. Management knows of no reason why any nominee shall be unable or unwilling to serve.

The following table sets forth certain information concerning the nominees at October 1, 2007:

	(1) Principal Occupation or Employment		Director
Name	(2) Other Business Affiliations	Age	Since
	(1) Retired President and Chief Executive Officer of Barnes Group, Inc. (1998-2006). Previously Senior Managing Director of Clayton Dubilier & Rice. Former Chairman and Chief Executive Officer of General Signal Corporation. (2) Director of Dana Corporation	65	1990
Edmund M. Carpenter

	(1) Retired Chairman (1996-2006) and Chief Executive Officer (1995-2006) of Liz Claiborne Inc.	65	2003
Paul R. Charron

	(1) President and Chief Executive Officer of Campbell Soup Company since January 2001. Previously President of Nabisco Foods Company. (2) Director of Applebee’s International, Inc.	56	2001
Douglas R. Conant

	(1) Principal Occupation or Employment		Director
Name	(2) Other Business Affiliations	Age	Since
	(1) Private investor and Chairman and Managing Director of DMB Associates in Phoenix, Arizona. (2) Director of Insight Enterprises, Inc.	61	1989
Bennett Dorrance

	(1) Retired Chairman (2000-2007) and Chief Executive Officer (2000-2005) of Ingram Micro, Inc. Former President of GTE Corp. (2) Director of J.C. Penney Company, Inc. and New York Life Insurance Company.	64	1996
Kent B. Foster

	(1) Non-executive Chairman of Campbell Soup Company since November 2004. Retired Chairman and Chief Executive Officer of American Express Company (1993-2001). (2) Director of Dow Jones & Company, Inc.	68	1996
Harvey Golub

	(1) Former non-executive Chairman of Olin Corporation (2003-2005). Retired President and Chief Executive Officer of United Stationers Inc. (1997-2003). (2) Director of Olin Corporation.	60	2002
Randall W. Larrimore

	(1) Principal Occupation or Employment		Director
Name	(2) Other Business Affiliations	Age	Since
	(1) Former non-executive Chairman of Campbell Soup Company (1999-2001). Retired Chairman and Chief Executive Officer of Scott Paper Company (1983-1994). (2) Director of Exxon Mobil Corporation. Trustee of The Penn Mutual Life Insurance Company.	71	1984
Philip E. Lippincott

	(1) Private investor and President of Iron Spring Farm, Inc.	57	1990
Mary Alice D. Malone

	(1) President and Chief Operating Officer (since March 2007) of The Dun and Bradstreet Corporation and Former Chief Financial Officer (2001-2007) and President-U.S. (2006-2007) of D&B. Previously Vice President — Finance, ASEAN Region, The Procter & Gamble Company.	52	2005
Sara Mathew

	(1) Founder and Chairman, Brandywine Trust Company since 1989.	59	2002
David C. Patterson

	(1) Principal Occupation or Employment		Director
Name	(2) Other Business Affiliations	Age	Since
	(1) Non-executive Chairman of Warnaco Group, Inc. since March 2004. Retired Chairman and Chief Executive Officer of Avon Products, Inc. (1998-1999). Former Chairman and Chief Executive Officer of Duracell International, Inc. (1994-1996). (2) Director of Warnaco Group, Inc.	62	1999
Charles R. Perrin

	(1) Retired Chairman and Chief Executive Officer of Equitant, Inc. (2003-2005). Previously Chairman and Chief Executive Officer of Avis Group (1999-2001). (2) Director of Agilent Technologies, Inc.	62	2005
A. Barry Rand

	(1) Private investor and President of Augustin Stables, Inc.	69	1988
George Strawbridge, Jr.

	(1) Senior Advisor of STERIS Corporation. Former President and Chief Executive Officer of STERIS from 2000 to October 1, 2007. Previously Senior Vice President, Finance and Operations, of STERIS. Former Senior Vice President and Chief Financial Officer of the B.F. Goodrich Company.	58	2003
Les C. Vinney

	(1) Private investor and President and Chief Executive Officer of Live Oak Properties.	64	1990
Charlotte C. Weber

Security Ownership of Directors and Executive Officers

The following table sets forth information regarding beneficial ownership of Campbell’s Capital Stock by each director, the Company’s Chief Executive Officer, Chief Financial Officer and the three most highly compensated executive officers, and the directors and executive officers as a group, and also sets forth Campbell stock units credited to the individual’s deferred compensation account. The account reflects the deferral of previously earned compensation and/or pending awards of restricted stock into Campbell stock units. The individuals are fully at risk as to the price of Campbell stock in their deferred stock accounts. Additional stock units are credited to the accounts to reflect accrual of dividends. The stock units do not carry any voting rights. Unrestricted deferred Campbell stock units are included in calculating the stock ownership required by the Company for directors and executives.

		Vested
		Options			Total
		as of		Campbell	Number of
	Number of	November 19,	Total	Stock	Shares and
	Shares	2007(a)	Beneficial(a)	Deferred	Deferred Stock
Edmund M. Carpenter	14,375	73,860	88,235	14,149	102,384
Paul R. Charron	2,000	17,552	19,552	6,744	26,296
Douglas R. Conant	209,403	4,414,000	4,623,403	575,170	5,198,573
Bennett Dorrance(b)	48,130,029	80,476	48,210,505	14,576	48,225,081
Kent B. Foster	0	55,033	55,033	22,333	77,366
Harvey Golub	4,812	96,758	101,570	55,661	157,231
Randall W. Larrimore	9,721	25,687	35,408	0	35,408
Phillip E. Lippincott	33,322	89,088	122,410	5,087	127,497
Mary Alice D. Malone(c)	54,178,927	45,613	54,224,540	22,958	54,247,498
Sara Mathew	0	3,100	3,100	5,972	9,072
David C. Patterson(d)	34,894,400	33,820	34,928,220	0	34,928,220
Charles R. Perrin	10,000	42,604	52,604	15,205	67,809
A. Barry Rand	0	3,100	3,100	3,767	6,867
George Strawbridge, Jr.(e)	8,103,684	86,314	8,189,998	4,161	8,194,159
Les C. Vinney	9,041	17,293	26,334	0	26,334
Charlotte C. Weber(f)	15,492,114	45,613	15,537,727	13,230	15,550,957
Mark A. Sarvary	167,329	275,000	442,329	2,148	444,477
Ellen O. Kaden	160,429	469,700	630,129	33,848	663,977
Robert A. Schiffner	133,854	439,750	573,604	2,650	576,254
Larry S. McWilliams	149,209	314,945	464,154	1,678	465,832
TOTAL	163,220,616	7,899,446	171,120,062	1,070,502	172,190,564
All directors and executive officers as a group (27 persons)

(a)	The shares shown include shares of Campbell stock as to which directors and executive officers can acquire beneficial ownership because of stock options that are currently vested or that will vest as of November 19, 2007. All persons listed own less than 1% of the Company’s outstanding shares of Capital Stock, except:

% of Outstanding
Shares

Bennett Dorrance	12.5%
Mary Alice D. Malone	14.1%
David C. Patterson	9.0%
George Strawbridge, Jr.	2.1%
Charlotte C. Weber	4.0%

All directors and executive officers (27 persons) as a group beneficially own 44.5% of the outstanding shares.

(b)	Bennett Dorrance is a grandson of John T. Dorrance, the brother of Mary Alice D. Malone, and a first cousin of George Strawbridge and Charlotte C. Weber. Share ownership shown includes 39,776,085 shares that are pledged to banks as collateral for loans. Share ownership shown does not include 1,105,142 shares held by trusts for his children, as to which shares he disclaims beneficial ownership. Share ownership shown does not include shares held by the Dorrance Family Foundation. See also “Principal Shareowners” below.

(c)	Mary Alice D. Malone is a granddaughter of John T. Dorrance, the sister of Bennett Dorrance and a first cousin of George Strawbridge and Charlotte C. Weber. Share ownership shown does not include 75,277 shares held by trusts for her children, as to which shares she disclaims beneficial ownership. See also “Principal Shareowners” below.

(d)	Share ownership shown for David C. Patterson includes 35,263,089 shares held by the Voting Trust (defined in “Principal Shareowners” below) over which he, as a Trustee, has shared voting power. Reference is also made to “Principal Shareowners.” In 2002 the Voting Trust described below recommended that the Company’s Governance Committee nominate David C. Patterson as a candidate for election as a director. Also includes 371,590 shares held by the Brandywine Trust Company of which Mr. Patterson is the Chairman and for which he has shared dispositive power.

(e)	George Strawbridge is a grandson of John T. Dorrance and a first cousin of Charlotte C. Weber, Bennett Dorrance and Mary Alice D. Malone. Share ownership shown does not include 11,935,559 shares held by various trusts, of which he is a trustee, for the benefit of his sister and her children, as to which shares he disclaims beneficial ownership. Share ownership shown does not include 2,386,246 shares held by trusts for the benefit of his descendants, as to which shares he disclaims beneficial ownership.

(f)	Charlotte C. Weber is a granddaughter of John T. Dorrance and a first cousin of George Strawbridge, Bennett Dorrance and Mary Alice D. Malone. Share ownership shown includes 15,475,908 shares held indirectly and for which she has shared voting and dispositive power. Share ownership shown includes 1,430,000 shares that are pledged to a bank as security for a revolving credit loan.

Security Ownership of Certain Beneficial Owners

At the close of business on September 19, 2007, the record date for the meeting, there were outstanding and entitled to vote 383,919,064 shares of Campbell Capital Stock, all of one class and each having one vote. The holders of a majority of the shares outstanding and entitled to vote, present in person or represented by proxy, constitute a quorum for the meeting.

Principal Shareowners

Information concerning the owners of more than 5% of the outstanding Campbell Common Stock as of the record date for the meeting follows:

		Percent of
	Amount/Nature of	Outstanding
Name/Address	Beneficial Ownership	Stock

Bennett Dorrance DMB Associates 7600 E. Doubletree Ranch Road Scottsdale, AZ 85258	48,210,505 Note (1)	12.5%

Mary Alice D. Malone Iron Spring Farm, Inc. 75 Old Stottsville Road Coatesville, PA 19320	54,272,885 Note (2)	14.1%

John A. van Beuren and David C Patterson, Voting Trustees under the Major Stockholders’ Voting Trust dated as of June 2, 1990 (“Voting Trust”) and related persons P.O. Box 4098 Middletown, RI 02842 Note(4)	38,241,598 Note (3)	10%

(1)	A director nominee. See note (b) on page 6. The shares shown include 80,476 shares with respect to which Bennett Dorrance has the right to acquire beneficial ownership because of vested stock options.

(2)	A director nominee. See note (c) on page 6. The shares shown include 45,613 shares with respect to which Mary Alice D. Malone has the right to acquire beneficial ownership because of vested stock options.

(3)	David C. Patterson is a director nominee. See note (d) on page 6. Includes 34,513,089 shares (9% of the outstanding shares) held by the Voting Trustees with sole voting power and 3,728,509 shares held by participants outside the Voting Trust or by persons related to them, for a total of 38,241,598 shares (10% of the outstanding shares). Includes 1,808,506 shares with sole dispositive power held by Hope H. van Beuren and 2,993,279 shares with sole dispositive power held by her husband, John van Beuren, P.O. Box 4098, Middletown, RI 02842. John and Hope van Beuren also hold 15,963,350 shares with shared dispositive power, including shares held by family partnerships, family trusts and a corporation for a total of 5.4% of the outstanding shares. David C. Patterson has shared dispositive power over 371,590 shares as Chairman of Brandywine Trust Company, a corporate trustee. Participants in the Voting Trust have certain rights to withdraw shares deposited with the Voting Trustees, including the right to withdraw these shares prior to any annual or special meeting of the Company’s shareowners. Dispositive power as used above means the power to direct the sale of the shares; in some cases it does not include the power to direct how the proceeds of a sale can be used. The Voting Trust was formed by certain descendants (and spouses, fiduciaries and a related foundation) of the late John T. Dorrance. The participants have indicated that they formed the Voting Trust as a vehicle for acting together as to matters which may arise affecting the Company’s business, in order to obtain their objective of maximizing the value of their shares. The Trustees will act for participants in communications with the Company’s Board of Directors. Participants believe the Voting Trust may also facilitate communications between the Board and the participants.

(4)	Under the Voting Trust Agreement, all shares held by the Voting Trust will be voted by the Trustees, whose decision must be approved by two Trustees if there are two Trustees then acting. The Voting Trust continues until June 1, 2008, unless it is sooner terminated or extended.

The foregoing information relating to Principal Shareowners is based upon the Company’s stock records and data supplied to the Company by the holders as of the record date for the meeting.

Corporate Governance

The Board of Directors is responsible for overseeing the business of the Company, and the competence and integrity of its management, to serve the long-term interests of the shareowners. The Board believes that sound corporate governance is essential to diligent and effective fulfillment of its oversight responsibilities.

Corporate Governance Standards and Committee Charters

Campbell first published Corporate Governance Standards in its proxy statement in 1992. The Standards are reviewed annually by the Governance Committee and approved by the Board. In 2003, the Governance Committee and the Board undertook a comprehensive review of the Corporate Governance Standards, the charters of the standing committees, and the overall governance structure of the Company, in light of new statutory and regulatory requirements, proposed new rules and recommendations of the New York Stock Exchange, and the ongoing discussion of effective means for raising the standards of governance of public companies. Revised Corporate Governance Standards and committee charters that were developed and approved by the Board in the course of that review were included in the 2003 proxy statement. In 2004, these documents were further revised to reflect the provisions of the final New York Stock Exchange Corporate Governance Listing Standards approved by the Securities and Exchange Commission in November 2003. Additional modifications have been made since that time to take account of subsequent changes in regulatory requirements and the Board’s experience with the revised governance procedures.

The Company’s current Corporate Governance Standards appear in Appendix A. Also set forth in Appendix A are procedures by which interested persons can communicate concerns to the Board of Directors and the Audit Committee.

Director Independence

A statement of standards that the Board has adopted to assist it in evaluating the independence of Campbell directors is set forth in Appendix A, and appears in the governance section of the Company’s Web site at www.campbellsoupcompany.com. The Standards for the Determination of Director Independence (the “Standards”) describe various types of relationships that could potentially exist between a director and the Company, and define the thresholds at which such relationships would be deemed material. The Board will deem a director to be independent if (i) no relationship exists that would disqualify the director under the guidelines set forth in paragraphs 1 and 2 of the Standards, and (ii) the Board has determined that, based on all relevant facts and circumstances, any other relationship between the director and the Company, not covered by paragraphs 1 and 2, is not material. In any case in which the Board makes the latter determination, the relationship will be disclosed in the proxy statement, along with the basis for the Board’s conclusion that it is not material.

The Board has determined that no relationship exists between the Company and any nominee for director listed in this proxy statement, except Mr. Conant, that would influence or impair the nominee’s independence as a director. In making this determination, the Board considered certain transactions or relationships between the Company and entities in which individual nominees serve as a director, executive officer or operating partner, including transactions or relationships involving purchases by the Company of product ingredients or packaging supplies (Messrs. Carpenter and Patterson), business information services and advertising (Mr. Golub and Ms. Mathew), and information technology services (Messrs. Dorrance and Rand). In each case, the aggregate dollar amounts of the purchases are not material to the Company or the entity from which they are made, and the nominee plays no role in any of the transactions.

The Board has determined that each of the following director nominees is independent under the rules of the New York Stock Exchange and the Standards set forth in Appendix A:

Edmund M. Carpenter	Sara Mathew
Paul R. Charron	David C. Patterson
Bennett Dorrance	Charles R. Perrin
Kent B. Foster	A. Barry Rand
Harvey Golub	George Strawbridge, Jr.
Randall W. Larrimore	Les C. Vinney
Philip E. Lippincott	Charlotte C. Weber
Mary Alice D. Malone

Board Committees

Pursuant to the By-Laws, the Board had established four standing committees as of the record date, which are the Audit Committee, the Compensation and Organization Committee, the Finance and Corporate Development Committee, and the Governance Committee. Each of the standing committees has a charter that is reviewed annually by the committee. Proposed changes to the charter of any standing committee are reviewed by the Governance Committee and approved by the Board. The committee charters are available in the governance section of the Company’s Web site at www.campbellsoupcompany.com.

All members of the Audit Committee, the Compensation and Organization Committee and the Governance Committee are independent directors as defined by the rules of the New York Stock Exchange and the Standards set forth in Appendix A. All members of the Audit Committee also satisfy the independence requirements for audit committee members set forth in the rules of the Securities and Exchange Commission.

Membership in the standing committees as of the record date was as follows:

Compensation
Audit	and Organization

Edmund M. Carpenter, Chair*	Charles R. Perrin, Chair
Randall W. Larrimore	Paul R. Charron
Sara Mathew	Bennett Dorrance
Charles R. Perrin	Kent B. Foster
George Strawbridge, Jr.	Philip E. Lippincott
Les C. Vinney	A. Barry Rand
Charlotte C. Weber

Finance and
Corporate Development	Governance

Philip E. Lippincott, Chair	Kent B. Foster, Chair
Edmund M. Carpenter	Bennett Dorrance
Paul R. Charron	Randall W. Larrimore
Douglas R. Conant	Mary Alice D. Malone
Mary Alice D. Malone	David C. Patterson
David C. Patterson	Les C. Vinney
A. Barry Rand	Charlotte C. Weber
George Strawbridge, Jr.

*	The Board has determined that Edmund M. Carpenter is an audit committee financial expert as defined by the SEC rules.

The principal responsibilities of the standing committees, and the number of meetings held by each committee in fiscal 2007, were as follows:

Audit Committee	10 meetings in fiscal 2007

●	Evaluates the performance of and selects the Company’s independent registered public accounting firm, subject only to ratification by the shareowners;

●	Reviews the scope and results of the audit plans of the independent registered public accounting firm and the internal auditors;

●	Oversees the adequacy and effectiveness of the Company’s internal controls and disclosure controls and procedures;

●	Reviews the performance and resources of the internal audit function, which reports directly to the Committee;

●	Confers independently with the internal auditors and the independent registered public accounting firm;

●	Reviews the Company’s financial reporting and accounting principles and standards and the audited financial statements to be included in the annual report;

●	Reviews the Company’s quarterly financial results and related disclosures;

●	Approves all permissible non-audit services to be performed by the independent registered public accounting firm and all relationships the independent registered public accounting firm has with the Company; and

●	Determines the appropriateness of fees for audit and non-audit services performed by the independent registered public accounting firm.

●	Reviews the Company’s compliance and ethics program and Code of Business Conduct and Ethics

Compensation and Organization Committee	6 meetings in fiscal 2007

●	Conducts an annual performance evaluation of the Chief Executive Officer by all independent directors;

●	Determines and approves the salary and incentive compensation, including bonus and restricted stock, for the Chief Executive Officer, with input from the other independent directors;

●	Reviews and approves the salaries and incentive compensation for senior executives;

●	Reviews and approves the short-term and long-term incentive compensation programs, including the performance goals;

●	Reviews the executive salary structure and the apportionment of compensation among salary and short-term and long-term incentive compensation;

●	Reviews and approves the total incentive compensation to be allocated annually to employees;

●	Reviews and recommends to the Board significant changes in the design of employee benefit plans;

●	Reviews major organizational changes; and

●	Reviews executive organization and principal programs for executive development, and annually reports to the Board on management development and succession planning.

Finance and Corporate Development Committee	7 meetings in fiscal 2007

●	Reviews and recommends to the Board all issuances, sales or repurchases of equity and long-term debt;

●	Reviews and recommends changes in the Company’s capital structure;

●	Reviews and recommends the capital budget and capital expenditure program;

●	Reviews and recommends acquisitions, divestitures, joint ventures, partnerships or combinations of business interests;

●	Recommends proposed appointments to the Administrative Committee of the Company’s 401(k) savings plans and pension plans; and

●	Oversees the administration and the investment policies and practices of the Company’s 401(k) savings plans and pension plans.

Governance Committee	3 meetings in fiscal 2007

Reviews and makes recommendations to the Board regarding:

●	The organization and structure of the Board;

●	Qualifications for director candidates;

●	Candidates for election to the Board;

●	Evaluation of the Chairman’s performance;

●	Candidate for the position of Chairman of the Board;

●	Chairpersons and members for appointment to the Board Committees;

●	Remuneration for Board members who are not employees; and

●	The role and effectiveness of the Board, the respective Board Committees and the individual directors in the Company’s corporate governance process.

The Governance Committee determines the amount and design of all compensation provided to independent directors. The Senior Vice President-Law and Government Affairs and the Vice President & Corporate Secretary make recommendations to the Governance Committee regarding changes to the director compensation program. The Governance Committee also reviews any transaction with a related person, in accordance with the Board’s policy concerning such transactions.

The Governance Committee seeks potential nominees for Board membership in various ways and will consider suggestions submitted by shareowners. See page 13 regarding the procedures for submitting nominee information.

Actions taken by any of the standing committees are reported to the Board. All members of the Board receive copies of the minutes of all committee meetings and copies of the materials distributed in advance of the meetings for all of the committees.

Compensation and Organization Committee Interlocks and Insider Participation

There are no Compensation and Organization Committee interlocks and all members of the Committee are independent.

Evaluations of Board Performance

Since 1995, the Board’s Governance Committee has led annual evaluations of Board performance. The evaluation process is designed to facilitate ongoing, systematic examination of the Board’s effectiveness and accountability, and to identify opportunities for improving its operations and procedures.

In accordance with the requirements of the Corporate Governance Listing Standards of the New York Stock Exchange, in 2007 the Board completed an evaluation process focusing on the effectiveness of the performance of the Board as a whole, and each standing committee conducted a separate evaluation of its own performance and of the adequacy of its charter. The Governance Committee designed and coordinated the Board evaluation and reported on its results. Each committee also reported to the Board on the results of its annual self-evaluation.

In the Board evaluation process, each director completed an evaluation form that solicited directors’ comments and numerical ratings on 30 questions relating to the qualifications and responsibilities of directors, the effectiveness of Board and committee operations, and the oversight of management. Following review and discussion of a composite report by the Governance Committee, the Chair of the Committee presented a report to the Board that provided recommendations to enhance Board effectiveness based upon the responses received in this process.

In the committee evaluation process, the members of each standing committee completed an evaluation form that elicited numerical ratings of and written comments on the appropriateness of the committee’s charter and the adequacy of the written materials distributed in advance of meetings, the time available for discussion of important policy matters, and the manner in which specific committee responsibilities were discharged. Following discussion of a composite report within each committee, the chair of the committee reported to the Board regarding its overall findings and recommendations to improve committee operations.

Director Continuing Education

Since fiscal 2005, the Company has maintained a formal program of continuing education for directors. The curriculum for fiscal 2007 included eight hours of instruction, including a two-hour program on developments and trends in the consumer packaged goods (CPG) industry, presented by outside specialists; a 1 1/2 hour program on business strategies of successful CPG companies; a two-hour program focusing on the business and regulatory issues associated with the development, commercialization, advertising and promotion of new food products; a one-hour program focusing on the current issues and trends in corporate disclosure; and two 45-minute online courses, one on financial integrity and the other on the Company’s policies on conflicts of interests and gifts. Most directors participated in all of these programs. The Company also encourages and supports directors who wish to participate in continuing education programs for directors conducted by outside parties in addition to, or in lieu of, a portion of the Company’s program.

Nomination and Evaluation of Candidates for Director

The Governance Committee is responsible for investigating, reviewing and evaluating the qualifications of candidates for membership on the Board and for assessing the contributions and performance of directors eligible for re-election. It is also responsible for recommending director nominees for approval by the Board and nomination for election at the Annual Meeting of Shareowners.

Recommendation of New Nominees.  When vacancies on the Board arise due to the retirement or resignation of directors, the Governance Committee may consult with other directors and/or with senior management to obtain recommendations of potential candidates to fill these positions, and may also retain a search firm to assist it in identifying and evaluating candidates. The Governance Committee also considers candidates for election to the Board who are recommended to the Committee by shareowners.

The Governance Committee believes that a nominee for election to the Campbell Board should, at minimum:

●	be a person of the highest integrity;

●	have the ability to exercise independent judgment;

●	be committed to act in the best interest of all shareowners;

●	abide by exemplary standards of business and professional conduct;

●	have the skills and judgment to discharge the duties and responsibilities of a director;

●	be willing and able to devote the proper time and attention to fulfill the responsibilities of a director;

●	have no conflicts of interest arising from other relationships or obligations; and

●	have the ability to provide active, objective and constructive input at meetings of the Board and committees.

In addition, the Committee believes that, collectively, the Board should include directors who are:

●	reasonably sophisticated about the duties and responsibilities of directors of a public company;

●	knowledgeable about the consumer products industry, business operations, marketing, the operations of retail businesses, and finance and accounting;

●	respected in the business community;

●	knowledgeable about general economic trends; and

●	knowledgeable about the standards and practices of good corporate governance.

All candidates considered by the Governance Committee for potential recommendation to the Board as director nominees are evaluated by the Governance Committee in light of the minimum qualifications listed above. When vacancies occur, the Governance Committee also reviews the overall composition of the Board to determine whether the addition of a director with one or more of the additional skills or qualities listed above would be desirable to enhance the effectiveness of the Board, and whether candidates with other specific experience or expertise should be sought at that particular time. If a search firm is retained to assist in identifying and evaluating candidates, the Governance Committee also considers the assessments of the search firm and the background information it provides on the persons recommended for consideration. The Chairman of the Board, the Chair of the Governance Committee and the Chief Executive Officer customarily interview leading candidates. Other directors and/or members of senior management may also interview these candidates. Candidates recommended by shareowners will be evaluated using the same process that is employed to evaluate any other candidate.

Re-Nomination of Incumbent Directors.  The Company’s Corporate Governance Standards require the Governance Committee to assess the performance of each director eligible for re-election at the Annual Meeting. The Governance Committee’s annual agenda contemplates that these assessments will occur shortly before the Governance Committee recommends a slate of director nominees for approval by the Board. In the individual director assessment conducted by the Governance Committee in 2007, each director was evaluated in light of the criteria set forth in the Corporate Governance Standards with respect to the qualification of directors and the composition of the Board. In addition, the Chair of the Governance Committee solicited from the Chairman of the Board his assessment of the contributions of directors.

2007 Nominees.  All of the director nominees listed in this proxy statement were also nominated by the Board and elected by the shareowners in 2006.

Shareowner Recommendations.  Shareowners who wish to recommend candidates for nomination for election to the Board may do so by writing to the Corporate Secretary of Campbell Soup Company at 1 Campbell Place, Camden, New Jersey 08103-1799. The recommendation must include the following information:

1.	The candidate’s name and business address;

2.	A resume or curriculum vitae which describes the candidate’s background and demonstrates that he or she meets the minimum qualifications set forth above;

3.	A letter from the candidate stating that he or she is willing to serve on the Board if elected, and identifying any legal or regulatory proceedings in which he or she has been involved in during the last five years; and

4.	A statement from the shareowner recommending the candidate, indicating that he or she is the registered owner of Campbell shares, or a written statement from the “record holder” of Campbell shares indicating that the shareowner is the beneficial owner of such shares.

Requirement of Majority Shareowner Votes in Uncontested Director Elections.

In 2007 the Board adopted a policy, set forth in the Company’s Corporate Governance Standards, which provides that any nominee for director in an uncontested election who receives more votes “withheld” from his or her election than votes “for” his or her election shall immediately tender an offer of resignation following certification of the shareowner vote. The Board will accept the resignation unless there is compelling reason for the director to remain on the Board, and will promptly disclose the action it has taken and the reasons for it.

Director Attendance at Board and Committee Meetings

Directors meet their responsibilities by preparing for and attending Board and Committee meetings, and through communication with the Chairman, the Chief Executive Officer and other members of management on matters affecting the Company. During fiscal 2007, the Board of Directors met for six regular meetings and one special meeting. All directors attended at least 75% of scheduled Board meetings and meetings held by Committees of which they were members.

Director Attendance at Annual Meeting of Shareowners

It is the Company’s policy that the Chairman of the Board, the CEO, and the Chairs of the Audit Committee, the Compensation and Organization Committee and the Governance Committee are expected to attend the Annual Meeting of Shareowners. The five directors who occupied these positions, as well as Messrs. Dorrance, Larrimore, Lippincott, Patterson, Rand, Strawbridge and Vinney, and Mses. Mathew, Malone and Weber, attended the 2006 Annual Meeting of Shareowners.

The Corporate Governance section beginning on page 8 was reviewed and discussed by the Governance Committee, and the Governance Committee recommended to the Board that it be included in this proxy statement.

Governance Committee

Kent B. Foster, Chairman	David C. Patterson
Bennett Dorrance	Les C. Vinney
Randall W. Larrimore	Charlotte C. Weber
Mary Alice D. Malone

Transactions with Related Persons

Under the Company’s written Policy Concerning Transactions with Related Persons (the “Related Persons Policy”), the Governance Committee is required to review and, in appropriate circumstances, approve or ratify any transaction in which the Company was or is to be a participant, the amount involved exceeded or is expected to exceed $120,000, and any related person had or will have a direct or indirect interest, as well as any material amendment to or modification of such a transaction.

Management has established procedures for identifying and monitoring transactions that may be subject to Governance Committee review under the Related Persons Policy or disclosure under SEC rules. Under the Company’s conflicts of interest policy, directors and executive officers have a duty to report transactions in which they or their immediate family members have a direct or indirect interest and which might be deemed to constitute related person transactions. Directors and executive officers also annually complete a proxy questionnaire in which they are asked to identify all for-profit and not-for-profit entities with which they are associated. Based on the disclosures in the proxy questionnaires, management ascertains whether the Company has engaged or is expected to engage in any transactions involving these entities, directly or indirectly, of which the relevant director or executive officer may be unaware.

The Related Persons Policy specifies that the Governance Committee shall review the material terms of such a transaction, including the approximate dollar amount, and the material facts as to the related person’s direct or indirect interest in, or relationship to, the transaction. In determining whether to approve or ratify a transaction, the Governance Committee is directed to consider, among other factors it may deem appropriate, whether the transaction was or will be on terms no less favorable than those generally available to an unaffiliated third party under the same or similar circumstances. No director may participate in the discussion or approval of a transaction in which he or she, or a member of his or her immediate family, has a direct or indirect interest.

The Chair of the Governance Committee (or, if a transaction involves the Committee Chair, the Chairman of the Board) may approve or ratify a related person transaction in which the aggregate amount involved is less than $1 million. Any transaction approved by the Chair or the Chairman is to be reported to the Governance Committee at its next regularly scheduled meeting.

The following types of transactions are deemed by the Policy Concerning Transactions with Related Persons to have been approved in advance by the Governance Committee, even if the aggregate amount involved exceeded or will exceed $120,000:

●	Compensation paid by the Company to a director or executive office for services rendered to the Company as a director or executive officer.

●	Transactions with other entities in which a related person has a direct or indirect interest solely as a result of being a director of the other entity or of owning, with all other related persons, a less than 10% equity or limited partnership interest in the entity, and the aggregate amount of the transaction does not exceed the greater of $1 million or 2% of that entity’s total annual revenues.

●	Contributions by the Company to charitable organizations with which a related person’s relationship is solely that of an employee (other than a executive officer), director or trustee, and the aggregate amount of the contribution does not exceed the lesser of $25,000 or 2% of the charitable organization’s annual receipts.

●	Transactions in which a related person’s only interest is as a holder of the Company’s stock, and all holders received or will receive proportional benefits (such as the payment of regular quarterly dividends).

●	Transactions involving competitive bids.

●	Transactions in which the rates or charges are regulated by law or government authority.

●	Transactions involving services as a bank depositary of funds, transfer agent, registrar, trustee under a trust indenture, or similar services.

There were no transactions during the period from July 31, 2006 to October 1, 2007, and none are currently proposed, in which the Company was or is to be a participant, the amount involved exceeded or is expected to exceed $120,000, and any related person had or will have a direct or indirect material interest.

Audit Committee Report

The Audit Committee is comprised of the six directors named below. The Board has determined that each member of the Committee meets the current requirements as to independence, experience and expertise established by the New York Stock Exchange and applicable rules and regulations. In addition, the Board of Directors has determined that Edmund M. Carpenter is an audit committee financial expert as defined by SEC rules. A copy of the Audit Committee Charter, as most recently updated in September 2004, is available at the Company’s corporate web site at www.campbellsoupcompany.com in the governance section under Board Committees.

One of the Audit Committee’s primary responsibilities is to assist the Board in its oversight of the integrity of the Company’s financial statements and financial reporting process.

To fulfill these oversight responsibilities, the Committee has reviewed and discussed with management and the independent registered public accounting firm the audited financial statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended July 29, 2007, and has reviewed and discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 90, Audit Committee Communications. In addition, the Committee has received from the independent auditors a written report stating that they are not aware of any relationships between the registered public accounting firm and the Company that, in their professional judgment, may reasonably be thought to bear on their independence, consistent with Independence Standards Board Standard Number 1, Independence Discussions with Audit Committees, and has discussed with the independent registered public accounting firm the registered public accounting firm’s objectivity and independence. The Committee has also considered whether the provision of non-audit services by the independent registered public accounting firm to the Company for the most recent fiscal year and the fees and costs billed and expected to be billed by the independent registered public accounting firm for those services are compatible with maintaining its independence.

The Audit Committee discussed with the Company’s internal auditors and independent registered public accounting firm the overall scope and plans for their respective audits. The Committee has reviewed with the internal auditors and independent registered public accounting firm, with and without members of management present, the results of their examinations, their assessment of the Company’s internal controls and the overall quality of the Company’s financial reporting. In addition, the Audit Committee has discussed with the Chief Executive Officer and the Chief Financial Officer the processes that they have undertaken to evaluate the accuracy and fair presentation of the Company’s financial statements and the effectiveness of the Company’s system of disclosure controls and procedures.

Based on the review and discussions described in this report, the Audit Committee recommended to the Board of Directors that Campbell’s audited consolidated financial statements be included in Campbell’s Annual Report on Form 10-K for the fiscal year ended July 29, 2007, for filing with the Securities and Exchange Commission. The Audit Committee also recommended to the Board that PricewaterhouseCoopers LLP be appointed independent registered public accounting firm for the Company for fiscal 2008.

Audit Committee

Edmund M. Carpenter, Chairman
Randall W. Larrimore
Sara Mathew
Charles R. Perrin
George W. Strawbridge, Jr.
Les C. Vinney

Independent Registered Public Accounting Firm Fees and Services

The aggregate fees, including expenses, billed by PricewaterhouseCoopers LLP (“PwC”), Campbell’s independent registered public accounting firm, for professional services in Fiscal 2007 and 2006 were as follows:

Services Rendered	Fiscal 2007	Fiscal 2006

Audit Fees	$5,343,000	$5,133,000
Audit-Related Fees	$206,000	$553,000
Tax Fees	$687,000	$734,000
All Other Fees	0	0

The Audit Committee’s Charter provides that the Committee will pre-approve all audit services and all permissible non-audit services (including the fees and terms thereof) to be performed for the Company by its independent registered public accounting firm. From time to time, the Committee may delegate its authority to pre-approve non-audit services to one or more Committee members. Any such approvals shall be reported at the next Audit Committee meeting.

The audit fees for the years ended July 29, 2007 and July 30, 2006 include fees for professional services rendered for the audits of the consolidated financial statements and the effectiveness of internal control over financial reporting of the Company, quarterly reviews and statutory audits.

The audit-related fees for the years ended July 29, 2007 and July 30, 2006 include fees for services related to employee benefit plan audits, certain agreed-upon procedures reports, accounting consultations, SAP pre-implementation controls reviews, and work related to the divestiture of the Company’s U.K. and Ireland businesses.

Tax fees for the years ended July 29, 2007 and July 30, 2006 include fees for services related to tax compliance, including the preparation of tax returns and tax assistance with transfer pricing and tax audits.

In fiscal 2007 and 2006, 100% of the audit fees, audit-related fees, and tax fees were approved either by the Audit Committee or its designee.

Compensation and Organization Committee Report

The Compensation and Organization Committee has reviewed and discussed the following Compensation Discussion and Analysis with management, and based on such reviews and discussions, the Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

Compensation and Organization Committee

Charles R. Perrin, Chair
Paul R. Charron
Bennett Dorrance
Kent B. Foster
Philip E. Lippincott
A. Barry Rand
Charlotte C. Weber

Compensation Discussion and Analysis (“CD&A”)

Corporate Governance of Executive Compensation

The Compensation and Organization Committee (“Committee”) approves the Company’s executive compensation policies and programs and reviews major organizational changes and the Company’s succession planning and leadership development processes. The Committee’s charter is available in the governance section of the Company’s Web site at www.campbellsoupcompany.com. The Board has determined that all members of the Committee are independent directors as defined by the New York Stock Exchange rules.

The Committee approves the design of all executive compensation programs and all compensation actions for approximately the top 40 senior executive positions in the Company. The Chief Executive Officer (“CEO”) and the Senior Vice President & Chief Human Resources and Communications Officer provide recommendations to the Committee on compensation actions for these senior executives, and on potential changes in the design of executive compensation programs. By the terms of its charter, the Committee has delegated to the Chair of the Compensation and Organization Committee the authority to approve compensation actions for the Company’s senior executives between Committee meetings when necessary for business continuity purposes.

The Committee annually reviews the Company’s compensation strategy, principles and policies, including the apportionment of pay between fixed compensation elements and incentive compensation, and the design of incentive compensation programs. The Committee approves all compensation and benefits for senior executives, authorizes the aggregate amount of annual incentive awards for all eligible participants under the Annual Incentive Plan (“AIP”) and the Long-Term Incentive Program (“LTIP”), and authorizes the CEO to allocate the other awards, up to the aggregate amounts.

Each September, the Committee reviews the performance of the senior executives and approves for each executive his or her base salary, annual incentive payment and long-term incentive grant. This review of all major elements of executive compensation at one time provides the Committee with a comprehensive analysis of the dollar amount of compensation being delivered by each element of compensation, assuming the required performance goals are 100% attained.

In fiscal 2007, the Committee retained Frederic W. Cook & Co., Inc., an independent compensation consultant, who reported directly to the Committee and advised the Committee on CEO compensation, compensation trends, governance issues, and projects of current interest to the Committee. The consultant has been retained directly by the Committee since 2003, and may not be directly retained by management for any projects unless such projects are approved by the Committee. The consultant did not provide any services to management in fiscal 2007, other than a survey on the compensation paid to non-executive chairmen of companies with revenues in excess of $5 billion and a study on long-term incentive practices. The consultant provides its advice about any proposed changes to the design of the executive compensation program directly to the Committee.

The Senior Vice President — Law & Government Affairs and the Senior Vice President & Chief Human Resources and Communications Officer work with the Committee to develop the annual list of agenda items and the annual schedule of meetings for the Committee. The list of agenda items, which is approved by the Committee, includes reviews of the Company’s compensation principles and policies and the design of the executive compensation program. The CEO and the Senior Vice President & Chief Human Resources and Communications Officer recommend to the Committee all compensation actions for approximately the top 40 executive positions, and any design changes to the executive compensation program.

Compensation Principles and Policies

The Committee annually reviews and the Board approves the principles and policies for executive compensation. The principles and policies are:

●	Campbell offers a total compensation package that is designed to attract, motivate and retain talent of the caliber needed to deliver successful business performance in absolute terms and relative to competition.

●	Campbell’s compensation program is designed to link pay to Company, business unit and individual performance in absolute terms and relative to competition.

●	Compensation levels are set by comparing Campbell’s pay levels and practices to the practices of other food, beverage and consumer products companies in the Compensation Peer Group (see below) where the Company primarily competes for executive talent. Composition of this group is reviewed annually by the Committee.

●	In fiscal 2007, Campbell targeted base salaries, annual incentives, and total annual cash compensation to the median of the Compensation Peer Group, and long-term incentives were targeted significantly above the median. Total direct compensation, consisting of salary, annual incentives and long-term incentives, was targeted 15% to 25% above the median. The Company’s competitive position is reviewed annually by the Committee.

●	In fiscal 2007, the Committee completed a comprehensive review of the competitive position of the executive compensation program. Long-term incentive targets were positioned significantly above the median in prior years in order to attract the necessary executive talent to execute the Company’s transformation plan initiated in fiscal 2002. Due to this positioning and to a reduction in market-competitive long-term incentive grant levels, target total direct compensation in fiscal 2007 was 15% to 25% above the median of the Compensation Peer Group. In September 2008, the Committee plans to reduce the long-term incentive grant levels so that target total direct compensation will be 10% to 15% above the median. The Committee believes that this level of compensation will be needed in order to continue to attract and retain executives with the strong functional or international capabilities that are required to execute the Company’s business strategies.

●	Annual incentive payments are based on annual performance compared to pre-established goals in four categories: financial, marketplace, operational, and strategic. The Committee evaluates performance compared to goals each year and determines the total AIP pool available.

●	Long-term incentive grants are delivered in a combination of performance-restricted shares and time-lapse restricted shares, with the mix varying by level of responsibility within the organization. Employees with higher levels of responsibility receive a higher percentage of performance-restricted shares.

●	Senior Executives have a substantial portion of compensation at risk based upon achieving the performance goals for annual incentive payments and the performance goals for long-term incentives. When Company performance is strong, senior executives will receive compensation that is well above the median of the Compensation Peer Group. When Company performance is weak, senior executives will receive compensation well below the median. A higher proportion of incentive compensation is delivered to senior executives through long-term incentives which are paid out depending upon the Company’s total return to shareowners. This fully aligns senior executives’ interests with those of shareowners.

Compensation Objectives

The objectives of the Company’s executive compensation program are to:

●	Align the financial interests of the Company’s executives with those of its shareowners, in both the short and long term;

●	Provide incentives for achieving and exceeding the Company’s short-term and long-term goals;

●	Attract, motivate and retain highly competent executives by providing total compensation that is competitive with compensation paid at other well-managed companies in the food, beverage and consumer products industries; and

●	Differentiate the level of compensation paid to executives based on individual and business unit performance, leadership potential, and level of responsibility within the organization. Individual performance is rated based upon demonstrated leadership skills, accomplishment of objectives, business unit or functional accountabilities, and personal contributions.

Peer Groups and Benchmarking

The Committee identifies both a Compensation Peer Group and a Performance Peer Group in designing and determining compensation for its executive officers. In order to determine total compensation paid by companies that compete with Campbell for executive talent, the Committee compares Campbell’s total compensation levels with the levels at 29 companies in the food, beverage and consumer products industries (“Compensation Peer Group”). A regression analysis is performed to adjust the compensation data for the top positions for differences in the total revenues of the various companies compared to Campbell’s total revenue. The Committee believes that use of the Compensation Peer Group is the most effective method to determine and set the compensation needed to attract, motivate and retain the executive talent to successfully manage the Company’s businesses and operations, because these companies are the primary ones with which Campbell competes for senior executives. It also represents a broad data base that allows Campbell to obtain accurate, representative survey information for all its positions. The Compensation Peer Group is approved by the Committee each fiscal year after reviewing the opinion of the independent compensation consultant regarding its appropriateness, and for fiscal 2007 it consisted of the following companies:

Compensation Peer Group

Altria	H. J. Heinz Company (1)
Anheuser-Busch Companies, Inc.	Hershey Foods Corporation (1)	PepsiCo, Inc.
The Clorox Company	Hormel, Inc.	Pfizer Inc.
The Coca-Cola Company	Johnson & Johnson Company	The Procter & Gamble Company
Colgate-Palmolive Company	Kellogg Company (1)	Reynolds American Inc.
ConAgra Foods, Inc. (1)	Kimberly-Clark Corporation	S.C. Johnson
Dean Foods (1)	Kraft Foods, Inc. (1)	Sara Lee Corporation (1)
Del Monte Foods Company	Mars, Inc.	Tyson Foods (1)
Diageo North America, Inc.	McCormick & Company, Inc. (1)	Unilever United States, Inc.
General Mills, Inc. (1)	Nestle USA, Inc.	Wm. Wrigley Jr. Company (1)

(1)	These companies, plus Campbell, constitute the S&P Packaged Foods Group (“Performance Peer Group”), which is used to measure Total Shareowner Return (“TSR”) performance for calculation of the pay out from the LTIP.

The Committee uses the Compensation Peer Group to evaluate the competitiveness of executive compensation and uses the Performance Peer Group to measure the competitiveness of the Company’s TSR performance. The Performance Peer Group is independently selected by Standard and Poor’s based upon the similarities of the companies’ businesses in the packaged food industry and has remained relatively stable over a long period of time. Companies that are added to and deleted from the S&P Packaged Foods Group are automatically added to or deleted from the list of companies whose TSR rankings are compared to Campbell’s ranking for TSR performance-restricted stock (see below). The list of companies in the S&P Packaged Food Group is readily available through S&P. The Committee and management exercise no discretion in selecting which companies are included in the S&P Packaged Foods Group. The independent compensation consultant recommended the use of the Performance Peer Group for the long-term incentive program. The Committee believes that the Performance Peer Group is the appropriate group in Campbell’s industry against which to measure the Company’s TSR performance because the TSR performance of the companies in the Compensation Peer Group that are not in the packaged food industry are more likely to be affected by economic developments that do not affect the packaged food industry, and these developments could distort the comparison.

Elements of Executive Compensation

The elements of Campbell’s executive compensation program are:

●	base salary;

●	performance-based annual incentive compensation;

●	long-term equity incentive compensation;

●	pension and nonqualified deferred compensation benefits;

●	perquisites; and

●	post termination compensation and benefits.

The proportion of compensation delivered in each of these elements is designed to:

●	Put more compensation at risk based upon Company or business unit and individual performance for senior executives whose performance is more likely to influence the results of the executive’s business unit or function, or the results of the Company;

●	Provide the opportunity for executives to earn above-median compensation primarily through annual and long-term incentives, with performance goals that align executives’ interests directly with those of Campbell’s shareowners;

●	Provide consistency over time in the proportion of compensation opportunity among the elements, while varying actual pay based upon Company, business unit and individual performance; and

●	Be competitive with the practices in the Compensation Peer Group in order to attract, motivate and retain key executives.

Base Salary

Base salaries are intended to provide a base level of income that is competitive in relation to the responsibilities of each executive’s position. Midpoints of base salary ranges are targeted at the median of the Compensation Peer Group. Salary ranges and individual salaries for senior executives are reviewed annually by the Committee. In determining individual salaries, the Committee considers the scope of job responsibilities, individual contributions, business performance, job market conditions, the Company’s salary budget guidelines and current compensation as compared to practices in the Compensation Peer Group. The Committee considers salary levels for senior executives each September when it also reviews the performance of those executives. Merit increases are based on the CEO’s and Committee’s assessment of individual performance. Targets for annual incentive payments and long-term incentive grants are a percentage of base salary (see below).

Annual Incentive Plan (“AIP”)

Annual incentives are intended to motivate and reward the achievement of business goals approved by the Board of Directors in the annual Operating Plan and three-year Strategic Plan, and to assure that these goals are achieved in a manner that strengthens the business for the long term. Annual incentive targets are set at the median of the Compensation Peer Group. At the beginning of each fiscal year, the Committee establishes a competitive annual incentive target, expressed as a percent of base salary, for each executive salary level. In fiscal 2007, the annual incentive targets for senior executives, other than the CEO, ranged from 55% to 100% of base salary, with executives at the higher levels having a higher percentage at risk. The CEO’s target was 175% of base salary. Annual incentive targets for other participants range from 5% to 50% of base salary. The sum of the individual incentive targets for all participants (approximately 1,900 executives and managers) comprises the target incentive pool.

At the beginning of the fiscal year, the Committee establishes an Internal Revenue Code (“IRC”) section 162(m) performance goal that applies only to executive officers (“162(m) performance goal”). This performance goal requires that the Company attain 80% of the Company’s EPS goal for the fiscal year. In fiscal 2007, the goal for adjusted EPS from continuing operations was $1.82 excluding any changes in accounting method, certain tax matters and other transactions not considered to be part of the ongoing business. The 162(m) performance goal must be achieved in order for executive officers to be eligible to receive a maximum payout of 175% of AIP target. If the 162(m) performance goal is achieved, the Committee can exercise negative discretion in determining annual incentive awards to executive officers based upon the executive officer’s business unit or function performance, and his or her individual performance.

Since fiscal 2003, the Committee has used a total Company scorecard approach to set annual incentive performance goals and evaluate performance in order to establish the incentive pool. Under this approach, performance goals are established and approved by the Committee at the beginning of the fiscal year in the following four key measurement areas: (1) financial, (2) marketplace, (3) operational and (4) strategic. In assessing performance against these goals, the Committee considers a mix of quantitative and qualitative criteria. In the financial area, the quantitative measures include net sales, earnings, profit margins, marketing expenditures, working capital and performance versus the Performance Peer Group in sales and earnings growth. In fiscal 2007, the adjusted EPS goal from continuing operations was $1.82, and the goal for net sales was $7.7 billion, excluding the impact of currency. In the marketplace area, the quantitative measures are consumption and market share changes for 21 businesses. For the operational and strategic areas, progress toward achievement of 79 business and workplace initiatives to deliver the annual Operating Plan and the three-year Strategic Plan are assessed. The goals in the four measurement areas require effective execution of business plans, and are difficult to attain.

Following the end of the fiscal year, the Committee assesses total Company performance and establishes the total annual incentive pool based on overall business performance. The total pool is calculated by multiplying the target annual incentive pool by the approved Company performance factor, which can range from 0% to 175%. AIP awards to each executive, within the limits of the approved total pool, are based on business unit/function performance and individual performance, and can vary for executive officers from 0 to 175% of the individual’s incentive target. The sum of individual awards can not exceed the approved total annual incentive pool. Extraordinary items, such as major restructuring and accounting changes, are excluded in determining the AIP pool.

For fiscal 2007, the Committee determined the achievement of financial and strategic goals were significantly above target. The operational and marketplace goals were above target. The Committee assessed the quality of the results of the total Company and awarded an annual incentive pool of 140% of the target pool. The Committee’s assessment of these results was based on its judgment of overall performance. No weightings were applied to the various goals in the determination of the overall score. Incentive bonus payments to the named executive officers listed on page 27 for fiscal 2007 ranged from 140% to 155% of target incentive amount with an average of 144%. The annual incentive awards to the named executive officers are listed in the summary compensation table on page 27 in the “Non-Equity Incentive Plan Compensation” column.

Long-Term Incentive Compensation

Prior Long-Term Incentive Programs

Long-term incentives are intended to motivate and reward executives based upon the Company’s success in delivering superior value to its shareowners, and to retain executives. For several years prior to fiscal 2006, Campbell used two long-term incentive programs for approximately 350 top executives, a time-lapse restricted stock program and a stock option program. The value delivered to these executives through each program was intended to be approximately 50% of total competitive long-term incentive value. For other participants (about 850 people) the long-term incentive program consisted entirely of stock options. While these programs were replaced in fiscal 2006 with a new long-term incentive program consisting entirely of restricted stock, grants under the former programs are still outstanding and expense was incurred in fiscal 2007. The former programs were described in prior years’ proxy statements.

Current Long-Term Incentive Program (“LTIP”)

During fiscal 2005, the Committee conducted a comprehensive analysis of the Company’s LTIP during four separate meetings. The Committee’s independent consultant, Frederic W. Cook & Co., Inc., advised the Committee throughout this project. As a result of this analysis, the Committee approved a new LTIP recommended by the independent consultant beginning in fiscal 2006, consisting of three types of restricted shares: (1) TSR performance-restricted shares which are earned based on the Company’s TSR compared to the TSRs of the companies in the Performance Peer Group over a three year performance period; (2) EPS performance-restricted shares which are earned based on the achievement of a minimal level of EPS in each fiscal year in a three year performance period, which is designed to qualify the payment of the shares as tax deductible; and (3) time-lapse restricted shares which vest over three years based on continued employment.

In fiscal 2007, long-term incentives targets were significantly above the median of the Compensation Peer Group. The long-term incentive targets for senior executives, other than the CEO, ranged from 120% to 305% of base salary, with executives at the higher levels having a higher percentage at risk. The CEO’s long-term incentive target was 615% of base salary. Long-term incentive targets for other participants ranged from 10% to 120% of base salary. For executive officers, 70% of the long-term incentive opportunity is delivered in TSR performance-restricted shares and 30% in EPS performance-restricted shares. For senior executives who are not executive officers, 70% of the long-term incentive opportunity is delivered in TSR performance-restricted shares and 30% in time-lapse restricted shares. Linking a significant portion of long-term compensation to the Company’s TSR performance aligns the interests of executives with those of Campbell’s shareowners. Other participants in the program receive a higher proportion of time-lapse restricted shares and a lower proportion of TSR performance-restricted shares. Regular awards of stock options are not part of the current long-term incentive program and no stock options were granted to executives in fiscal 2006 or 2007.

Grants under the program are made annually at the beginning of the fiscal year to approximately 1,200 participants and the performance period for TSR shares is the current and subsequent two fiscal years. For the past four years, equity grants have been made by the Committee in September, which is near the beginning of the Company’s fiscal year. Individual grants were based on the executive’s level of responsibility in the Company, possession of critical skills, individual performance and future leadership potential as assessed in the Company’s human resources organization planning process. All shares used in the Company’s executive compensation programs are shares which were previously issued and outstanding and were reacquired by the Company.

TSR performance-restricted shares are paid out based upon the Company’s TSR performance over a three-year period compared to the TSRs of the 12 companies in the Performance Peer Group. The following percentage of TSR shares that were granted at the beginning of the three-year performance period will be paid out based upon the Company’s TSR performance ranking:

Campbell’s TSR Performance Rank	1	2	3	4	5	6	7	8	9	10	11	12
Percentage Payout	200%	175%	150%	125%	125%	100%	85%	70%	50%	50%	0	0

In order to maintain focus and interest in the TSR share program during the first and second years of the performance period, one-third of the TSR shares initially granted can be earned at the end of the first year provided the Company’s TSR performance ranking is median (#6) or above during the one-year period. An additional one-third of the TSR shares initially granted can be earned at the end of the second year provided the Company’s TSR performance ranking is median or above during the two-year period. At the end of the three-year performance period, a participant will be paid the greater of (i) the earned shares from the first two years or (ii) the TSR performance shares determined by the Company’s TSR ranking for the full three-year period. The earned shares will be forfeited if the participant resigns prior to the pay-out date, which is two months following the end of the three-year performance period. At the time of payment, the Committee can exercise negative discretion in determining Campbell’s ranking under the TSR share program in the event of extraordinary circumstances.

EPS performance-restricted shares are paid out following the end of each fiscal year in the three-year performance period provided the EPS achieved in the fiscal year is at least 50% of the EPS goal for the AIP approved by the Committee for that fiscal year. The adjusted EPS goal from continuing operations for the AIP for fiscal 2007 was $1.82. This performance goal is designed to qualify the payment of EPS performance-restricted shares as deductible under IRC section 162(m). The payout of EPS performance-restricted shares is either 0 or 100%. The estimated future payouts of TSR and EPS performance-restricted shares to the Company’s CEO, CFO and the three other most highly compensation executive officers (“named executive officers” or “NEO”) are listed in the Grants of Plan-Based Awards table on page 30.

Executive Stock Ownership

Approximately the top 90 executives are required to achieve an ownership stake in the Company that is significant in comparison with the executive’s salary. The Company requires senior executives to own shares to further align their interests with those of shareowners. Until the ownership level is achieved, executives must retain at least half of the after-tax value of each equity award in Campbell shares upon the vesting of restricted shares or exercise of options. Executive officers of the Company are prohibited from selling in a twelve-month period more than 50% of (1) the value of shares owned plus (2) the after-tax value of vested options, in excess of the applicable ownership standard.

The ownership requirements for corporate officers expressed in terms of the value of shares to be owned are as follows:

Position	Required Ownership

Chief Executive Officer	$5,750,000
Executive Vice President	$2,400,000
Senior Vice President	$850,000 to $2,000,000
Vice President	$750,000 to $1,000,000

Executives may count toward these requirements the value of shares owned and shares which are deferred and fully vested in the Company’s 401(k) plan and other deferred compensation programs. Restricted shares and unexercised stock options are not counted in calculating ownership. Executive stock ownership requirements ranging from $300,000 to $1,500,000 apply to executives who are not corporate officers. Company policy prohibits executives from hedging the economic risk associated with fully owned shares, restricted shares and unexercised stock options.

Retirement Plans

The Company maintains three defined benefit plans: (1) Retirement and Pension Plan (“Qualified Plan”), (2) Supplemental Employees’ Retirement Plan (“SERP”), and (3) Mid-Career Hire Pension Plan (“MCHP”). The Qualified Plan provides funded, tax-qualified benefits up to the limits allowed under the Internal Revenue Code (“IRC”) for most of the Company’s full-time U.S. employees. The SERP provides unfunded benefits in excess of the IRC limits applicable to the Qualified Plan to all participants in the Qualified Plan. The MCHP provides unfunded benefits for senior executives who are hired in the middle of their careers. Such executives give up future pension benefits that they would have earned if they remained with their prior employers. The MCHP is consistent with the Company’s objective to attract and retain experienced senior executives in order to execute the Company’s business strategies. MCHP benefits are offset by benefits under the Qualified Plan and the SERP.

These plans prohibit duplication of benefits. The Company adopted these plans as an additional means to attract and retain employees and to provide a competitive level of pension benefits. The retirement plans provide employees, including the NEOs listed on page 27, the opportunity to plan for future financial needs during retirement. Other than the MCHP, the actual pension benefit is calculated on the same basis for all participants, and is based on:

•	length of service;

•	covered compensation (base salary and annual incentive); and

•	age at retirement.

Stock option gains, time-lapse restricted shares and performance-restricted shares, as well as any extraordinary remuneration, play no part in the calculation of retirement benefits. For a more detailed discussion of the retirement plans and the accumulated benefits under these plans, see the Pension Benefits table and the accompanying narrative on page 33.

Deferred Compensation Plans

The Company adopted the Deferred Compensation Plans to provide an opportunity for the U.S.-based participants, including the eligible NEOs, to save for future financial needs. The amount of salary and annual incentive earned by the employee is not affected by the plans. The plans essentially operate as unfunded, tax-advantaged personal savings accounts of the employee, administered by the Company, and contribute to the Company’s attractiveness as an employer. For a more detailed discussion of the deferred compensation arrangements relating to the NEOs, see the Nonqualified Deferred Compensation table and accompanying narrative on page 36.

Perquisites

The Company’s Personal Choice Program provides quarterly cash payments to executives in lieu of reimbursements for items such as tax or estate planning services or financial planning services. For NEOs the annual cash payments range from $32,000 to $48,000, and are included in the summary compensation table on page 27. The Committee believes that perquisite payments are appropriate to reimburse executives for financial and tax planning services or other purposes, so that the executives are not distracted from devoting their time and energy to their responsibilities to the Company. The Company also provides long-term disability protection for NEOs. Other perquisites provided by the Company to NEOs are the payment of car and driver expenses for Mr. Conant, driver expenses for Ms. Kaden and commuting expenses for Mr. Schiffner. When these executives were hired, the Company agreed to pay these expenses in lieu of paying for relocation expenses. The Company also provides the use of the Company aircraft to Mr. Conant to attend the meetings of an outside board.

Severance Plans

The Company has severance plans for its U.S.-based exempt employees. All exempt salaried employees in the U.S., including NEOs, are covered by the plans, under which payments are based on level of responsibility, seniority and/or length of service. For the NEOs the maximum payment under the plans is two times base salary. The Company generally does not enter into employment contracts. The Company provides these plans to reassure employees of assistance in their transition to new employment in the event the Company terminates their employment. For a more detailed discussion of these severance arrangements, see Potential Payments on Termination or Change in Control beginning on page 37.

Change in Control Benefits

The Company has entered into Special Change in Control Severance Protection Agreements (“Special CIC Agreements”) with the NEOs as well as all other executive officers. The Special CIC Agreements provide for severance pay and continuation of certain benefits should a change in control occur. The independent members of the Board of Directors unanimously approved entry into the Special CIC Agreements in 2000. The Committee believes that the Special CIC Agreements are necessary in order to retain stability in the senior executive team in the event there is a threatened or actual change in control. The Agreement requires the occurrence of the following two events in order for an executive to receive payments and benefits: 1) the executive’s employment must be terminated involuntarily and without cause (whether actual or “constructive”); and 2) the termination must occur within two years following a change in control. The Company also has change in control provisions in its AIP, its long-term incentive plans and its U.S. retirement plans, and these provisions apply equally to all participants in the plans, including the NEOs.

Accounting and Tax Implications

Section 162(m) of the IRC limits the tax deductibility of compensation paid to an NEO to $1 million, except to the extent the compensation is performance based. The Committee’s policy is to comply with the requirements of section 162(m) except where the Committee determines that compliance is not in the best interests of the Company and its shareowners. All annual incentive payments and restricted stock grants to executive officers for fiscal year 2007 met the requirements for deductibility under section 162(m).

Beginning on August 1, 2005, the Company began accounting for stock-based compensation, including unvested stock options and any restricted shares, in accordance with the requirements of Financial Accounting Standards Board Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment, (“FAS 123R”).

CEO Compensation and Evaluation

The compensation components for the CEO, Douglas R. Conant, are consistent with the program described above for the other executive officers of the Company. Mr. Conant’s compensation is designed to be competitive with the CEO compensation paid in the Compensation Peer Group and his incentive compensation is directly linked to both Company performance and his performance. The process used to review and establish Mr. Conant’s compensation in fiscal 2007 was as follows:

•	In March 2006, the Committee reviewed all elements of his compensation including cash, the value of past equity grants, deferred compensation and savings account balances, and the lump sum value of pension benefits and projected severance benefits.

•	In June 2006, the Committee reviewed Mr. Conant’s salary and his proposed incentive targets for fiscal 2007 as a percentage of his salary for annual and long-term incentives compared to the CEO salary and incentive targets for the Compensation Peer Group. The Committee received the opinion of its independent compensation consultant, Frederic W. Cook & Co., Inc., regarding Mr. Conant’s salary and his incentive targets. The Committee met in executive session to discuss the CEO’s salary and targets, and the Committee’s conclusions were discussed with the independent directors in an executive session.

•	In September 2006, the Committee considered the results of the CEO evaluation and the performance of the Company for fiscal 2006 and developed a final recommendation regarding a salary increase for Mr. Conant. The Committee also developed a final recommendation regarding the targets for his annual and long-term incentives for fiscal 2007. The Committee received the opinion of its independent compensation consultant regarding Mr. Conant’s proposed salary and incentive targets. These recommendations were discussed by the Committee and the independent directors in an executive session, and then approved by the Committee.

The Board evaluated Mr. Conant’s performance based on the Company’s total performance as measured by the scorecard approach described above under “Annual Incentive Plan,” and evaluated his personal performance in the following areas:

•	development of a long-term strategy and timely progress toward strategic objectives;

•	development and communication of a clear and consistent vision of the Company’s goals and values;

•	achievement of appropriate annual and longer-term financial goals;

•	continuous improvement of the quality, value and competitiveness of Campbell’s products and business systems;

•	management development and succession planning;

•	programs for the recruitment, training, compensation, retention and motivation of all employees;

•	spokesperson for the Company; and

•	relationship with the Board of Directors.

Based on the above review of competitive data, Company performance and Mr. Conant’s performance on October 1, 2006, his salary was increased to $1,140,000 and he received a grant of 125,934 TSR performance-restricted shares, and 53,971 EPS performance-restricted shares. His annual incentive award earned in fiscal 2007 was $2,793,000. This bonus was based on Company performance compared to the goals for the annual incentive plan described on pages 21 and 22 and his performance as determined by the Board in the CEO evaluation process.

Summary Compensation Table — Fiscal 2007

The following Summary Compensation Table (“SCT”) provides information concerning the compensation of the Company’s Chief Executive Officer, Chief Financial Officer and the three other most highly compensated executive officers (“named executive officers” or “NEOs”) for fiscal 2007. For a complete understanding of the table, please read the narrative disclosures that follow the table.

							Change
							in Pension
							Value and
						Non-Equity	Nonqualified
						Incentive	Deferred
Name and				Stock	Option	Plan	Compensation	All Other
Principal Position	Year	Salary ($)	Bonus ($)	Awards ($)	Awards ($)	Compensation ($)	Earnings ($)	Compensation ($)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Douglas R. Conant	2007	$1,133,333	0	$6,495,915	$1,782,073	$2,793,000	$883,755	$339,645	$13,427,721
President and Chief Executive Officer
Robert A. Schiffner	2007	$491,667	0	$1,104,393	$181,589	$667,359	$676,227	$92,829	$3,214,064
Senior Vice President and Chief Financial Officer
Mark A. Sarvary(1)	2007	$631,667	0	$1,385,598	$213,516	$985,203	$263,675	$85,043	$3,564,702
Executive Vice President of Campbell Soup Company and President of Campbell North America
Ellen Oran Kaden	2007	$530,417	0	$1,250,233	$173,225	$596,960	$370,429	$123,175	$3,044,439
Senior Vice President — Law and Government Affairs
Larry S. McWilliams	2007	$516,667	0	$1,143,478	$176,601	$582,400	$252,640	$68,544	$2,740,330
Senior Vice President of Campbell Soup Company and President of Campbell International

(1)	On October 4, 2007, the Company filed a Form 8-K disclosing that Mr. Sarvary will leave the Company.

Salary (Column C)

The amounts reported represent base salaries paid to each of the NEOs for fiscal 2007.

Bonus (Column D)

No discretionary bonus was paid to any NEO in fiscal 2007. Payments under the annual incentive plan are listed in column G.

Stock Awards (Column E)

The amounts reported represent the compensation expense recognized for financial reporting purposes in accordance with FAS 123R for restricted share awards for each of the NEOs for financial reporting purposes for fiscal 2007. The assumptions used by the Company in calculating these amounts are included in Notes 1 and 11 to Consolidated Financial Statements in the Company’s Annual Report on Form 10-K for the year ended July 29, 2007 (“Form 10-K”). Compensation expense includes amounts from awards granted in and prior to fiscal 2007. The FAS 123R value of a grant is amortized for financial reporting purposes over the number of months to vest, except for awards to retirement-eligible participants, which are amortized over an accelerated period. To see the value of awards made to the NEOs in fiscal 2007, see the Grants of Plan-Based Awards table on page 30. To see the value actually received by the NEOs in fiscal 2007, see the Option Exercises and Stock Vested table on page 32.

The amounts reported in the SCT for these awards may not represent the amounts that the NEOs will actually realize from the awards. Whether, and to what extent, a NEO realizes value will depend on the Company’s actual operating performance, stock price fluctuations and the NEO’s continued employment. Additional information on all outstanding stock awards is reflected in the Outstanding Equity Awards at Fiscal Year-End table on page 31.

Option Awards (Column F)

The amounts reported represent the compensation expense recognized for financial reporting purposes for the fiscal year ended July 29, 2007 for grants of options made prior to fiscal 2006, to each of the NEOs, calculated in accordance with the provisions of FAS 123R. The Company ceased issuing stock options to employees beginning in fiscal 2006. To see the value actually received by the NEOs in fiscal 2007, see the Option Exercises and Stock Vested table on page 32. Details for each of the outstanding option awards to NEOs can be found in the Outstanding Equity Awards at Fiscal Year-End Table on page 31.

The assumptions used by the Company in calculating these amounts are incorporated herein by reference to Notes 1 and 11 to Consolidated Financial Statements in the Form 10-K. The amounts reported in the SCT for these awards may not represent the amounts that the NEOs will actually realize from the awards. Whether, and to what extent, a NEO realizes value will depend on the Company’s actual operating performance, stock price fluctuations and the NEO’s continued employment. Additional information on all outstanding option awards is reflected in the Outstanding Equity Awards at Fiscal Year-End table on page 31.

Non-Equity Incentive Plan Compensation (Column G)

The amounts reported reflect the amounts earned and paid to each NEO for fiscal 2007 under the AIP. Payments under the AIP were calculated as described in the Compensation Discussion and Analysis beginning on page 21.

Change in Pension Value and Nonqualified Deferred Compensation Earnings (Column H)

The change in pension amounts reported are comprised of changes between July 30, 2006 and July 29, 2007 in the actuarial present value of the accumulated pension benefits for each of the NEOs. The NEOs receive pension benefits under the same formula applied to all U.S. salaried employees, except for benefits accrued under the Mid-Career Hire Pension program. The assumptions used by the Company in calculating the change in pension value are described beginning on page 35.

The values reported in this column are theoretical as those amounts are calculated pursuant to SEC requirements and are based on assumptions used in preparing the Company’s consolidated audited financial statements for the years ended July 30, 2006 and July 29, 2007. The Company’s pension plans utilize a different method of calculating actuarial present value for the purpose of determining a lump sum payment, if any, under the plan. The change in pension value from year to year as reported in the table is subject to market volatility and may not represent the value that a NEO will actually accrue under the Company’s pension plans during any given year. The material provisions of the Company’s pension plans and deferred compensation plans are described beginning on page 33 and on page 36.

Messrs. Conant, Schiffner and McWilliams received above-market earnings (as this term is defined by the SEC) on their nonqualified deferred compensation accounts because part of their accounts were credited with interest at The Wall Street Journal indexed prime rate. This rate of 7.7% for fiscal 2007 exceeded 120% of the applicable federal long-term rate by 1.75%, and this additional amount is included in column H. The additional amount for these executives was as follows: Mr. Conant: $46,901; Mr. Schiffner: $35,991; and Mr. McWilliams: $3,284.

The change in pension amounts for executives was as follows: Mr. Conant: $836,854; Mr. Schiffner: $640,236; Mr. Sarvary: $263,675; Ms. Kaden: $370,429; and Mr. McWilliams; $249,356.

All Other Compensation (Column I)

The amounts reported reflect, for each NEO, the sum of (i) the incremental cost to the Company of all perquisites and other personal benefits; (ii) amounts contributed by the Company to the 401(k) plan, the 401(k) supplemental program, and (iii) the premiums paid by the Company for executive long-term disability benefits.

The following table outlines those (i) perquisites and other personal benefits and (ii) additional all other compensation required by the SEC rules to be separately quantified:

			401(k)
		401(k)	Supplemental
	Personal	Company	Company	Long-Term
Name	Choice(1)	Contribution	Contribution(2)	Disability	Other		Total
Douglas R. Conant	$48,000	$6,750	$114,600	$5,847	$164,448	(3)	$339,645
Robert A. Schiffner	$32,000	$6,750	$26,329	$3,750	$24,000	(4)	$92,829
Mark A. Sarvary	$32,000	$6,750	$41,633	$4,660	$0		$85,043
Ellen Oran Kaden	$47,000	$6,750	$28,316	$5,557	$35,552	(5)	$123,175
Larry S. McWilliams	$32,000	$6,750	$26,100	$3,694	$0		$68,544

(1)	See page 25 for a description of the Company’s Personal Choice program

(2)	See page 36 for a description of the supplemental 401(k) program.

(3)	Other compensation consisted of $100,383 for car and driver expenses and $64,065 for use of the Company plane to attend meetings of an outside board.

(4)	Other compensation consisted of $24,000 for commuting expenses.

(5)	Other compensation consisted of $35,552 for driver expenses.

The incremental cost for use of the Company plane is calculated based on the average variable costs of operating the plane. Variable costs include fuel, repairs, travel expenses for the flight crews, and other miscellaneous expenses. The total annual variable costs are divided by the total number of hours the plane flew in fiscal 2007 to determine an average variable cost per hour. The average variable cost per hour is multiplied by the hours flown for personal use to derive the incremental cost to the company. This methodology excludes fixed costs that do not change based on usage, such as salaries and benefits for the flight crews, taxes, rent, depreciation and insurance.

Total Compensation (Column J)

The amounts reported in column J are the sum of columns C through I for each of the NEOs. All compensation amounts reported in column J include amounts paid and amounts deferred.

Grants of Plan-Based Awards in Fiscal 2007

									All
									Other	All Other
									Stock	Option
									Awards:	Awards:	Exercise
									# of	# of	or Base	Grant
			Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			Shares	Securities	Price of	Date
									or	Underlying	Option	Fair
		Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	or Stock	Options	Awards	Value of
Name		Date	($)	($)	($)	(#)	(#)	(#)	Units (#)	(#)	($/sh)	Stock ($)
Douglas R. Conant	TSR Grant	9/28/2006	—	—	—	41,978	125,934	251,868	—	—	—	$3,312,064

	EPS Grant	9/28/2006	—	—	—	53,971	53,971	53,971	—	—	—	$1,940,257

Robert A. Schiffner	TSR Grant	9/28/2006	—	—	—	8,260	24,780	49,560	—	—	—	$651,714

	EPS Grant	9/28/2006	—	—	—	10,620	10,620	10,620	—	—	—	$381,789

Mark A. Sarvary	TSR Grant	9/28/2006	—	—	—	11,526	34,580	69,160	—	—	—	$909,454

	EPS Grant	9/28/2006	—	—	—	14,820	14,820	14,820	—	—	—	$532,779

Ellen Oran Kaden	TSR Grant	9/28/2006	—	—	—	9,006	27,020	54,040	—	—	—	$710,626

	EPS Grant	9/28/2006	—	—	—	11,580	11,580	11,580	—	—	—	$416,301

Larry S. McWilliams	TSR Grant	9/28/2006	—	—	—	9,356	28,070	56,140	—	—	—	$738,241

	EPS Grant	9/28/2006	—	—	—	12,030	12,030	12,030	—	—	—	$432,479

The Compensation Committee sets grant targets for executives participating in the LTIP. The dollar targets are expressed as a percentage of salary and converted to shares based upon the average closing stock price during the last 20 trading days in the month of August. The performance period for the grant is fiscal years 2007-2009. The target shares are issued to the executives on the grant date. During the performance period dividends are paid on the shares at the same time as paid to all shareowners, and the executives have voting rights. The Compensation Committee certifies the attainment of performance goals, and any earned shares are distributed to participants following the end of the applicable performance period. The performance period for TSR shares is fiscal years 2007-2009. One-third of EPS shares are paid based on EPS performance in each of fiscal years 2007, 2008 and 2009. See the description in the CD&A beginning on page 23 for information about targets, performance goals and payment of shares. The grants have specific rules related to the treatment of the shares in the event of termination for cause, voluntary resignation, retirement, involuntary termination and change in control. These provisions are described under Potential Payments Upon Termination or Change in Control beginning on page 37. The amount recognized for financial reporting purposes for fiscal 2007 under FAS 123R for the target grants listed above is included in column (e) (Stock Awards) in the SCT on page 27.

Outstanding Equity Awards at Fiscal Year-End

The following table provides information on the current holdings of stock options and restricted stock by the NEOs. This table includes unexercised and unvested option awards; unvested time-lapse restricted shares; and unvested performance-restricted shares. Each equity grant is shown separately for each NEO. The vesting schedule for the grants is shown following this table, based on the grant date. The market value of the stock awards is based on the closing market price of Campbell stock as of July 27, 2007, which was $37.49. The performance-restricted shares, which were initially granted on September 22, 2005, are subject to specific goals during the performance period as explained in the CD&A beginning on page 23. The market value as of July 27, 2007, shown below assumes the satisfaction of these goals. For additional information about the option awards and restricted stock awards prior to fiscal 2006, see the description of long-term incentive compensation in the CD&A beginning on page 22.

	Option Awards(1)						Stock Awards(2)
				Equity						Equity	Equity
				Incentive						Incentive	Incentive
				Plan						Plan	Plan
		Number of	Number of	Awards:						Awards:	Awards:
		Securities	Securities	Number of					Market	Number	Market
		Underlying	Underlying	Securities				Number of	Value of	of Shares	Value of
	Grant	Unexercised	Unexercised	Underlying			Grant	Shares or	Shares or	or Units	Shares or
	Date	Options	Options	Unexercised	Option	Option	Date for	Units of	Units of	of	Units of
	for	Exercisable	Unexercisable	Unearned	Exercise	Expiration	Restricted	Unvested	Unvested	Unvested	Unvested
	Options	(#)	(#)	Options (#)	Price ($)	Date	Shares	Stock (#)	Stock ($)	Stock (#)	Stock ($)
Name	(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)
Douglas R. Conant	1/8/2001	1,000,000	0	—	$32.4063	1/8/2011	9/25/2003	20,800	$779,792

	9/28/2001	900,000	0	—	$27.9900	9/28/2011	9/23/2004	38,717	$1,451,500

	7/25/2002	805,000	0	—	$22.9500	7/25/2012	9/22/2005			157,500	$5,904,675

	9/25/2003	904,000	0	—	$26.8400	9/25/2013	9/28/2006			125,934	$4,721,266

	9/23/2004	483,000	322,000	—	$26.3600	9/23/2014	9/22/2005			45,000	$1,687,050

							9/28/2006			53,971	$2,023,373

Robert A. Schiffner	2/26/2001	65,000	0	—	$29.0250	2/26/2011	9/25/2003	7,634	$286,199

	9/28/2001	108,000	0	—	$27.9900	9/28/2011	9/23/2004	16,000	$599,840

	7/25/2002	86,250	0	—	$22.9500	7/25/2012	9/22/2005			30,800	$1,154,692

	9/25/2003	100,000	0	—	$26.8400	9/25/2013	9/28/2006			24,780	$929,002

	9/23/2004	48,300	32,200	—	$26.3600	9/23/2014	9/22/2005			8,800	$329,912

							9/28/2006			10,620	$398,144

				—

Mark A. Sarvary	8/1/2002	85,000	0	—	$23.1400	8/1/2012	9/25/2003	5,800	$217,442

	9/25/2003	90,000	0	—	$26.8400	9/25/2013	9/23/2004	24,000	$899,760

	9/23/2004	60,000	40,000	—	$26.3600	9/23/2014	9/22/2005			40,250	$1,508,973

				—			9/28/2006			34,580	$1,296,404

				—			9/22/2005			11,500	$431,135

				—			9/28/2006			14,820	$555,602

Ellen Oran Kaden	4/1/1998	18,300	0	—	$56.3125	4/1/2008	9/25/2003	8,700	$326,163

	6/22/2000	81,250	0	—	$29.5938	6/22/2010	9/23/2004	18,067	$677,332

	9/28/2001	108,000	0	—	$27.9900	9/28/2011	9/22/2005			32,550	$1,220,300

	7/25/2002	86,250	0	—	$22.9500	7/25/2012	9/28/2006			27,020	$1,012,980

	9/25/2003	100,000	0	—	$26.8400	9/25/2013	9/22/2005			9,300	$348,657

	9/23/2004	45,540	30,360	—	$26.3600	9/23/2014	9/28/2006			11,580	$434,134

Larry S. McWilliams	3/12/2001	35,000	0	—	$30.9700	3/12/2011	9/25/2003	6,667	$249,946

	9/28/2001	58,500	0	—	$27.9900	9/28/2011	9/23/2004	16,934	$634,856

	7/25/2002	51,750	0	—	$22.9500	7/25/2012	6/1/2005	1,667	$62,496

	9/25/2003	90,000	0	—	$26.8400	9/25/2013	9/22/2005			31,500	$1,180,935

	9/23/2004	47,817	31,878	—	$26.3600	9/23/2014	9/28/2006			28,070	$1,052,344

							9/22/2005			9,000	$337,410

							9/28/2006			12,030	$451,005

(1)	All options vest in accordance with the following schedule:

•	the first 30% vests on the first anniversary of the grant date;

•	an additional 30% vests on the second anniversary of the grant date; and

•	an additional 40% vests on the third anniversary of the grant date.

(2)	The different stock awards vest as explained below.

The time-lapse restricted shares listed in column (h) vest in accordance with the following schedule:

Grant Dates	Vesting Schedule

9/25/2003 & 9/23/2004	1/3 vests in 2 1/2 years; 1/3 vests in 3 1/2 years; and 1/3 vests in 4 1/2 years.

6/1/2005	1/3 vests in 1 year; 1/3 vests in 2 years; and 1/3 vests in 3 years.

The performance-restricted shares listed in column (j) vest in accordance with the following schedule:

Grant Dates	Vesting Schedule
9/22/2005 & 9/28/2006	The TSR performance-restricted shares which are listed first in column (j), vest 100% in 3 years, if the performance goal is 100% achieved (see page 23 of CD&A). The EPS performance-restricted shares which are listed second in column (j), vest 1/3 in 1 year; 1/3 in 2 years; and 1/3 in 3 years, provided the fiscal year EPS performance goal is achieved (see page 24 of CD&A).

Option Exercises and Stock Vested in Fiscal 2007

The following table provides information, for the NEOs on (1) stock option exercises during fiscal 2007, including the number of shares acquired upon exercise and the value realized and (2) the number of shares acquired upon the vesting of stock awards and the value realized, each before payment of any applicable withholding tax.

	Option Awards		Stock Awards
	Number of		Number of
	Shares Acquired	Value Realized	Shares	Value Realized
	on Exercise	on Exercise	Acquired on Vesting	on Vesting
Name	(#)	($)	(#)	($)
(a)	(b)	(c)	(d)	(e)

Douglas R. Conant(1)	0	0	62,658	$2,385,404
Robert A. Schiffner(2)	0	0	20,033	$769,505
Mark A. Sarvary(3)	0	0	23,550	$903,185
Ellen Oran Kaden(4)	0	0	22,383	$860,425
Larry S. McWilliams(5)	0	0	21,300	$820,010

(1)	Mr. Conant’s deferred compensation account was credited with 40,158 fully vested Campbell stock units on April 1, 2007, upon the vesting of 40,158 time-lapse restricted shares, and 22,500 fully vested Campbell stock units on September 30, 2006, upon the vesting of 22,500 EPS performance-restricted shares. He had elected to defer the shares to Campbell stock units shortly after the grant dates.

(2)	Mr. Schiffner acquired 15,633 shares with a market price of $38.95 on April 1, 2007, upon the vesting of time-lapse restricted shares, and 4,400 shares with a market price of $36.50 on September 30, 2006, upon the vesting of EPS performance-restricted shares.

(3)	Mr. Sarvary acquired 17,800 shares with a market price of $38.95 on April 1, 2007, upon the vesting of time-lapse restricted shares, and 5,750 shares with a market price of $36.50 on September 30, 2006, upon the vesting of EPS performance-restricted shares.

(4)	Ms. Kaden acquired 17,733 shares with a market price of $38.95 on April 1, 2007, upon the vesting of time-lapse restricted shares, and 4,650 shares with a market price of $36.50 on September 30, 2006, upon the vesting of EPS performance-restricted shares.

(5)	Mr. McWilliams acquired 15,133 shares with a market price of $38.95 on April 1, 2007, upon the vesting of time-lapse restricted shares, and 4,500 shares with a market price of $36.50 on September 30, 2006, upon the vesting of EPS performance-restricted shares. In addition, he acquired 1,667 shares with a market price of $39.79 on June 1, 2007, upon the vesting of time-lapse restricted shares.

Pension Benefits

		Number of	Present
		Years of	Value of	Payments
		Credited	Accumulated	During Last
		Service	Benefit	Fiscal Year
Name	Plan Name	(#)	($)	($)
(a)	(b)	(c)	(d)	(e)
Douglas R. Conant	Retirement and Pension Plan	6.6	$114,577	$0
	Supplemental Employees Retirement Plan	6.6	$1,274,252	$0
	Mid-Career Hire Pension Plan	6.6	$7,262,002	$0
Robert A. Schiffner	Retirement and Pension Plan	6.5	$119,936	$0
	Supplemental Employees Retirement Plan	6.5	$358,011	$0
	Mid-Career Hire Pension Plan	6.5	$2,887,510	$0
Mark A. Sarvary	Retirement and Pension Plan	5.0	$77,447	$0
	Supplemental Employees Retirement Plan	5.0	$269,781	$0
	Mid-Career Hire Pension Plan	5.0	$555,209	$0
Ellen Oran Kaden	Retirement and Pension Plan	9.3	$232,213	$0
	Supplemental Employees Retirement Plan	9.3	$915,711	$0
	Mid-Career Hire Pension Plan	9.3	$2,447,296	$0
Larry S. McWilliams	Retirement and Pension Plan	6.4	$96,895	$0
	Supplemental Employees Retirement Plan	6.4	$219,313	$0
	Mid-Career Hire Pension Plan	6.4	$775,657	$0

The Company maintains three defined benefit plans: (1) Retirement and Pension Plan (“Qualified Plan”), (2) Supplemental Employees’ Retirement Plan (“SERP”), and (3) Mid-Career Hire Pension Plan (“MCHP”).

The Qualified Plan

The Qualified Plan was established and designed to provide funded, tax-qualified pension benefits for eligible U.S.-based employees of the Company up to the limits allowed under the IRC. The Qualified Plan became a cash balance pension plan on May 1, 1999. Participants who had an accrued benefit as of April 30, 1999 are eligible to receive the greater of their pension benefit under the prior plan formula, which is based on final average pay, or the cash balance benefit. Employees who became participants in the Qualified Plan on or after May 1, 1999 are eligible only for the cash balance benefit. All of the NEOs, with the exception of Ms. Kaden, became participants in the Qualified Plan after May 1, 1999.

A participant in the Qualified Plan receives an account consisting of an opening account balance, pay credits and interest credits.

•	Opening Account Balance: If an employee was an active participant on April 30, 1999, he or she would receive an opening account balance consisting of an age 65 benefit accrued under the Qualified Plan as of December 31, 1998, converted to a lump sum cash value using an interest rate of 5.25% and the 1983 unisex Group Annuity Mortality table. If an employee became a participant on or after May 1, 1999, the opening account balance is zero.

•	Pay Credits: Pay credits equal a percentage of a participant’s eligible compensation, which is limited by the IRC. Pay credits are credited as of the last day of each calendar year and made based upon the following formula:

Age as of December 31 of Prior Calendar Year	Pay Credit Rate

Less than 30	4.5%
30 but less than 40	5.5%
40 but less than 50	7.0%
50 but less than 60	8.0%
60 or more	9.0%

If a participant terminates employment before the end of a calendar year, he or she will be credited with pay credits as of the last day of the month in which the employment ended.

•	Interest Credits: Interest is credited to a participant’s cash balance account as of the last day of each calendar year and is based on the average annual yield on the 30-year U.S. Treasury securities for the November of the prior calendar year. Interest credits will never be less than 2.5% or more than 10%.

Eligible compensation includes base pay, non-deferred AIP payments, deferred compensation attributable to cafeteria plan contributions and 401(k) plan deferrals, and severance pay. Under the Qualified Plan, the named executive officers are not eligible for unreduced benefits before attaining the normal retirement age of 65. The only exception is Ms. Kaden, who will be eligible for an unreduced benefit after attaining age 62. In addition, the Company does not credit extra service beyond the actual years of an employee’s participation in the plan. Qualified Plan participants are 100% vested in their accrued benefit after attaining five years of service. Lump sum payments are available as a form of distribution under the Qualified Plan.

The Present Value of Accumulated Benefit is the lump sum present value of the annual pension benefit that was earned as of July 29, 2007, and that would be payable at age 65. The present value of accumulated benefits for the Qualified Plan was determined in the same manner for all named executive officers, except for Ms. Kaden.

Because Ms. Kaden had an accrued benefit on April 30, 1999, her benefit is determined using the prior plan formula of 1% of her Final Average Pay up to the Social Security Covered Compensation amount plus 1.5% of her Final Average Pay in excess of the Social Security Covered Compensation times her years of service. Final Average Pay is the average of eligible compensation earned in the highest 5 calendar years, whether or not consecutive, during the last 10 years of employment. Social Security Covered Compensation is the un-indexed average of the taxable wage base in effect for each calendar year during the 35-year period ending with the last day of the calendar year in which the participant ceases to be an employee of the Company. Under the prior plan formula, if a participant continues to work with the Company until at least age 55 with 5 years of service, the benefit is reduced 5% per year for each year that the benefit commences prior to age 62. If the participant terminates employment after attaining age 62, he or she is eligible for an unreduced benefit. The present value of Ms. Kaden’s accumulated benefit is the lump sum present value of the annual pension benefit that was earned as of July 29, 2007, and that would be payable at age 62.

The SERP

The SERP is an unfunded, nonqualified plan that provides benefits to eligible U.S.-based employees in excess of the IRC limits applicable to the Qualified Plan. Eligible compensation includes the same amounts as for the Qualified Plan. In addition, the SERP provides benefit accruals on base pay or AIP payments that are deferred. Under the SERP, the NEOs are not eligible for unreduced pensions before attaining normal retirement age, which is age 65. The only exception is Ms. Kaden, who will be eligible for an unreduced benefit after attaining age 62. The Company does not credit extra service beyond the actual years of an employee’s participation in the plan. SERP participants are 100% vested in their accrued benefit after attaining five years of service. Lump sum payments are available as a form of distribution under the SERP. The Present Value of Accumulated Benefit is the lump sum present value of the annual SERP benefit that was earned as of July 29, 2007, and that would be payable under the SERP at age 65 (age 62 for Ms. Kaden). The present value of the accumulated benefit is determined in the same manner as that of the Qualified Plan, which is discussed above.

The MCHP

The MCHP is an unfunded, nonqualified plan for certain U.S.-based senior executives. It is intended to provide a participant with a pension benefit which approximates the pension earned by an employee who worked his or her entire career for the Company. The Company established the MCHP to attract and retain more experienced executives who were hired mid-career and would be unable to accumulate a full pension over an entire career with a single employer.

The benefit provided under the MCHP is payable as an annuity beginning on the first day of the seventh month following termination of employment, provided the participant attained age 55 and had at least 5 years of service. If the participant terminates employment on or after age 62, the MCHP benefit is calculated as an annual single life annuity equal to 37.5% of a participant’s Adjusted Final Pay reduced by the Qualified Plan benefit and the SERP benefit. If the participant terminates before age 62, the single life annuity will be reduced by 5% per year for each year that the benefit commences prior to age 62. If a participant resigns prior to age 55, any MCHP benefit is forfeited.

Under the MCHP, Adjusted Final Pay is equal to the average of eligible compensation earned in the highest 5 calendar years, whether or not consecutive, during the last 10 years of a participant’s career as a covered employee. Eligible compensation is defined in the same manner as in the SERP. Messrs. Conant, and Schiffner and Ms. Kaden are vested in the MCHP benefit as they have satisfied the age and service criteria. Messrs. McWilliams and Sarvary have not vested in their MCHP benefits. Participants are eligible for unreduced pensions under the MCHP beginning at age 62. Currently, none of the NEOs have attained age 62. The Company does not grant extra years of service for the pension benefit portion of the MCHP benefit. The Present Value of Accumulated Benefit is the lump sum present value of the annual pension benefit that was earned as of July 29, 2007, and that would be payable under the MCHP at age 62. A lump sum form of payment was used for purposes of completing the Pension Benefit Table, although a lump sum form of payment is not available under the MCHP.

Assumptions

For purposes of determining the Present Value of Accumulated Benefits, the following assumptions were used:

Fiscal Year Ended	2007	2006
FAS 87 Discount Rate	6.5%	6.25%
Retirement Age for Qualified Plan and SERP	65 for cash balance or 62 for the prior plan formula	65 for cash balance or 62 for the prior plan formula
Retirement Age for MCHP	62	62
Pre-retirement Mortality or Disability	None	None
Post-retirement Mortality	1994 GAM M/F	1994 GAM M/F
Cash Balance Interest Rate	5.00%	5.25%
Form of Payment	Lump sum using FAS 87 assumption methods	Lump sum using FAS 87 assumption methods

The accumulated benefit is calculated based on credited service and pay as of July 29, 2007. The values reported in the Present Value of Accumulated Benefit column are theoretical and are calculated and presented according to SEC requirements. These values are based on assumptions used in preparing the Company’s consolidated audited financial statements for the year ended July 29, 2007. The Company’s pension plans use a different method of calculating actuarial present value for the purpose of determining a lump sum payment, if any, under the plans. Using applicable plan assumptions, the lump sum present value of the three defined benefit plans combined for each NEO as of July 29, 2007 and payable as of August 1, 2007 was as follows: Mr. Conant: $9,445,338, Mr. Schiffner: $3,519,949, Ms. Kaden: $3,481,464, Mr. Sarvary: $441,932, and Mr. McWilliams: $385,672. All benefit calculations set forth in this narrative and on the Pension Benefit Table are estimates only; actual benefits will be based on data, applicable plan assumptions, pay and service at time of retirement.

Nonqualified Deferred Compensation

				Aggregate
		Registrant		Withdrawals/
		Contributions	Aggregate	Distributions
	Executive	in	Earnings in	in	Aggregate
	Contributions in	Last Fiscal	Last Fiscal	Last Fiscal	Balance at
	Last Fiscal Year	Year	Year	Year	Fiscal Year End (1)
Name	($)	($)	($)	($)	($)
Douglas R. Conant	$2,385,404	$114,600	$1,055,407	$0	$14,588,341
Robert A. Schiffner	$555,750	$26,329	$149,718	$0	$2,250,226
Mark A. Sarvary	$0	$41,633	$572	$0	$66,256
Ellen Oran Kaden	$0	$28,316	$49,065	$0	$1,272,049
Larry S. McWilliams	$0	$26,100	$33,421	$0	$400,087

(1)	The amounts listed for Ms. Kaden and Messrs. Conant, Schiffner and McWilliams include amounts previously reported in summary compensation tables as annual incentive payments or the value of grants of restricted stock.

The Deferred Compensation Plans are unfunded and maintained for the purpose of providing the Company’s U.S.-based executives and key managers the opportunity to defer a portion of their earned compensation. Participants may defer a portion of their base salaries and all or a portion of their annual incentive compensation, and long-term incentive awards.

Each participant’s contributions to the plans are credited to an investment account in the participant’s name. Gains and losses in the participant’s account are based on the performance of the investment choices the participant has selected. Six investment choices are available, including the Campbell Stock Account. In addition to the Stock Account, participants have the opportunity to invest in book accounts that track the performance of: (i) Fidelity’s Spartan U.S. Equity Index Fund; (ii) Fidelity’s Puritan Fund; (iii) Fidelity’s Spartan Extended Market Index Fund; (iv) Fidelity’s Spartan International Index Fund; and (v) a book account that credits interest at the Wall Street Journal indexed prime rate. A participant may reallocate his or her investment account at any time among the six investment choices, except that (i) restricted stock awards must be invested in the Stock Account during the restriction period, and (ii) reallocations of the Stock Account must be made in compliance with the Company’s policies on trading Company stock. Dividends on amounts invested in the Stock Account may be reallocated among the six investment accounts.

The Company credits a participant’s account with an amount equal to the matching contribution that the Company would have made to the participant’s 401(k) plan account if the participant had not deferred compensation under the plans. In addition, for those individuals whose base salary and annual incentive compensation exceed the IRC indexed compensation limit for the 401(k) plan ($220,000 for calendar 2006 and $225,000 for calendar 2007) and who defer 5% of eligible pay to the 401(k) plan, the Company credits such individual’s account with an amount equal to the matching contribution the Company would have made to the 401(k) plan but for the compensation limit (supplemental 401(k) program). These Company contributions vest in 20% increments over the participant’s first five (5) years of credited service; after the participant’s first five (5) years of service, the Company contributions vest immediately. All of the NEOs have completed five years of service and therefore all Company contributions are fully vested. Except as described above, there is no Company match on deferred compensation.

Potential Payments upon Termination or Change in Control

The following section describes potential incremental payments upon termination of a NEO’s employment under various circumstances.

Termination for Cause

In the event of termination for cause, a NEO will forfeit any:

•	unpaid annual incentive compensation;

•	unvested time-lapse restricted shares and performance-restricted shares; and

•	all unexercised stock options, whether or not vested.

The NEO will be entitled to any vested pension benefit and vested balance in his or her deferred compensation account.

Voluntary Resignation

In the event of voluntary resignation prior to the end of a fiscal year, a NEO will forfeit any:

•	annual incentive compensation for that fiscal year;

•	unvested time-lapse restricted shares and performance-restricted shares; and

•	unvested stock options.

The NEO will be entitled to any vested pension benefits and vested balance in his or her deferred compensation account, and can exercise any outstanding vested stock options within three months of the officer’s last day of employment.

Retirement

In the event of retirement after attaining age 55 and 5 years if service, a NEO will be entitled to:

•	A pro rata portion of any annual incentive compensation for the current fiscal year based upon length of employment during the year. The pro rata portion will be paid out based upon business unit/function performance and individual performance as explained in the CD&A.

•	A pro rata portion of any unvested time-lapse restricted shares based upon length of employment during the applicable restriction period.

•	A pro rata portion of any TSR performance-restricted shares based upon length of employment during the three-year restriction period, provided the executive officer retires at least six months after the grant date. The pro rata portion will be paid out at the end of the restriction period based upon the Company’s TSR ranking as explained in the CD&A.

•	100% of any EPS performance-restricted shares at the end of the restriction period based upon the Company’s EPS performance as explained in the CD&A, provided the NEO retires at least six months after the grant date.

The NEO will be entitled to any vested pension benefit and vested balance in his or her deferred compensation account, and can exercise any outstanding stock options through the end of the option expiration period. Upon retirement all stock options immediately 100% vest.

Involuntary Termination

In the event of involuntary termination by the Company for any reason other than cause, a NEO will be entitled to:

•	A pro rata portion of any annual incentive compensation based upon length of employment during the fiscal year, provided the officer was employed for at least three months in the fiscal year. The pro rata portion will be paid out based upon business unit/function performance and individual performance as explained in the CD&A.

•	A pro rata portion of any unvested time-lapse restricted shares based upon length of employment during the applicable restriction period.

•	A pro rata portion of any TSR performance-restricted shares based upon length of employment during the three-year restriction period, provided the executive officer’s employment continued at least six months after the grant date. The pro rata portion will be paid out at the end of the restriction period based upon the Company’s TSR ranking as explained in the CD&A.

•	A pro rata portion of any EPS performance-restricted shares based upon length of employment during the restriction period, provided the executive officer’s employment continued at least six months after the grant date. The pro rata portion will be paid out at the end of the restriction period based upon the Company’s EPS performance as explained in the CD&A.

The NEO will be entitled to any vested pension benefit and vested balance in any deferred compensation account, and can exercise any vested outstanding stock options for a period of three years following the officer’s last day of employment.

The Company has a regular severance policy that applies to all the executive officers, including the NEOs, except Mr. Sarvary (see below). An executive officer will receive severance benefits equal to two times the officer’s base salary if the officer’s employment is involuntarily terminated by the Company without cause, except for change in control severance benefits which are described below. The severance benefits also include the continuation of medical benefits, life insurance, 401(k) plan vesting and pension credit during the two-year period, unless the executive obtains medical benefits or life insurance from another employer.

The Company entered into a special severance arrangement with Mr. Sarvary on June 4, 2004. In the event of termination of his employment without cause, as defined in the agreement, Mr. Sarvary is entitled to the following: (i) his base salary and continuation of life insurance and medical benefits for a period of two years; (ii) his supplemental pension benefit, provided he has at least five years of employment with the Company; and (iii) the vesting of his stock options and restricted stock in accordance with the standard provisions of those programs described above. In the event of a change in control of the Company, he is entitled to the standard benefits for senior executives set forth below.

In order to receive severance payments executive officers must execute severance agreements that contain provisions prohibiting the executive officer from disparaging the Company, soliciting Company employees to work elsewhere and competing with the Company.

Change in Control

Generally, a “Change in Control” will be deemed to have occurred in any of the following circumstances:

(i)	the acquisition of 25% or more of the outstanding voting stock of the Company by any person or entity, with certain exceptions for Dorrance family members;

(ii)	the persons serving as directors of the Company as of September 28, 2000, and those replacements or additions subsequently approved by a two-thirds vote of the Board, cease to make up more than 50% of the Board;

(iii)	a merger, consolidation or share exchange in which the shareowners of the Company prior to the merger wind up owning 50% or less of the surviving corporation; or

(iv)	a complete liquidation or dissolution of the Company or disposition of all or substantially all of the assets of the Company.

Under the Special CIC Agreements with the NEOs, severance pay would equal two and one half years’ base salary and annual incentive, medical, life and disability benefits would be provided at the expense of the Company for the lesser of (i) 30 months or (ii) the number of months remaining until the executive’s 65th birthday. The Company would pay in a single payment an amount equal to the value of the benefit the executive would have accrued under the Company’s pension and 401(k) plans had the executive remained in the employ of the Company for an additional 30 months or until his or her 65th birthday, if earlier. The payments of these amounts are listed as “other payments” in the following tables.

Upon a Change in Control and termination of employment within two years, all restrictions upon any time-lapse restricted shares would lapse immediately and all such shares would become fully vested. An executive officer would become vested in, and restrictions would lapse on, the greater of (i) fifty percent (50%) of any performance-restricted shares or (ii) a pro rata portion of such performance-restricted shares based on the portion of the performance period that has elapsed to the date of the change in control.

During any fiscal year in which a Change in Control occurs, each participant in the Annual Incentive Plan (a) whose employment is terminated prior to the end of such year or (b) who is in the employ of the Company on the last day of such year would be entitled to receive, within thirty (30) days thereafter, a cash payment equal to the greater of (i) his or her target bonus award for such year or (ii) the average of the awards paid or payable to him or her under the Annual Incentive Plan for the two most recent fiscal years ended prior thereto. Any amount to be paid to a participant who is not employed for the entire fiscal year would be prorated. The Special CIC Agreements provide for “gross-up” payments to cover any federal excise taxes owed on change in control-related severance payments/benefits.

The following tables display the incremental payments that would be made and the value of options or restricted stock that would vest in the event of termination for the reasons listed. The amounts listed for performance-restricted shares assume that the applicable performance goal is 100% attained, except in the event of a change in control. The amounts listed assume that termination occurred as of July 27, 2007 when the Company’s stock price was $37.49. The NEOs would be entitled to any vested pension benefits and any vested amounts in deferred compensation accounts that are disclosed above under “Pension Benefits” and “Nonqualified Deferred Compensation.” If a NEO is eligible to retire, the amounts listed below for voluntary resignation and retirement are the same.

Douglas R. Conant

			Involuntary
Incremental Benefits and Payments Upon	Voluntary		Termination Without
Termination	Resignation	Retirement	Cause	Change-in-Control
Compensation:
- Annual Incentive Plan (AIP) Award	—	—	—	$195,563
- Equity	$13,989,097	$13,989,097	$13,989,097	$14,159,901
Benefits & Perquisites:
- Pension Benefits	—	—	$185,515	—
- Health and Welfare Benefits	—	—	$42,726	$53,408
Severance:
- Cash	—	—	$2,280,000	$8,326,406
- Excise Tax Gross-Up	—	—	—	$9,058,000
- Other Payments	—	—	—	$1,485,405
TOTAL:	$13,989,097	$13,989,097	$16,497,338	$33,278,683

Robert A. Schiffner

			Involuntary
Incremental Benefits and Payments Upon	Voluntary		Termination
Termination	Resignation	Retirement	Without Cause	Change-in-Control
Compensation:
- Annual Incentive Plan (AIP) Award	—	—	—	$96,017
- Equity	$2,736,189	$2,736,189	$2,736,189	$2,880,413
Benefits & Perquisites:
- Pension Benefits	—	—	$3,976	—
- Health and Welfare Benefits	—	—	$28,052	$35,065
Severance:
- Cash	—	—	$990,000	$2,591,291
- Excise Tax Gross-Up	—	—	—	$2,118,000
- Other Payments	—	—	—	$505,720

TOTAL:	$2,736,189	$2,736,189	$3,758,217	$8,226,506

Mark A. Sarvary

			Involuntary
Incremental Benefits and Payments Upon	Voluntary		Termination
Termination	Resignation	Retirement	Without Cause	Change-in-Control
Compensation:
- Annual Incentive Plan (AIP) Award	—	—	—	$146,758
- Equity	—	—	$2,749,254	$3,759,916
Benefits & Perquisites:
- Pension Benefits	—	—	$428,215	—
- Health and Welfare Benefits	—	—	$27,776	$34,720
Severance:
- Cash	—	—	$1,270,000	$3,541,894
- Excise Tax Gross-Up	—	—	—	$4,129,000
- Other Payments	—	—	—	$2,422,533
TOTAL:	—	—	$4,475,245	$14,034,821

Ellen Oran Kaden

			Involuntary
Incremental Benefits and Payments Upon	Voluntary		Termination
Termination	Resignation	Retirement	Without Cause	Change-in-Control
Compensation:
- Annual Incentive Plan (AIP) Award	—	—	—	$134,037
- Equity	$2,924,229	$2,924,229	$2,924,229	$3,092,822
Benefits & Perquisites:
- Pension Benefits	—	—	—	—
- Health and Welfare Benefits	—	—	$39,900	$49,875
Severance:
- Cash	—	—	$1,066,000	$2,733,593
- Excise Tax Gross-Up	—	—	—	$1,848,000
- Other Payments	—	—	—	$424,530
TOTAL:	$2,924,229	$2,924,229	$4,030,129	$8,282,857

Larry S. McWilliams

			Involuntary
Incremental Benefits and Payments Upon	Voluntary		Termination
Termination	Resignation	Retirement	Without Cause	Change-in-Control
Compensation:
- Annual Incentive Plan (AIP) Award	—	—	—	$66,018
- Equity	—	—	$2,231,555	$3,049,171
Benefits & Perquisites:
- Pension Benefits	—	—	$465,133	—
- Health and Welfare Benefits	—	—	$20,412	$25,515
Severance:
- Cash	—	—	$1,040,000	$2,505,045
- Excise Tax Gross-Up	—	—	—	$2,358,000
- Other Payments	—	—	—	$1,928,682
TOTAL:	—	—	$3,757,100	$9,932,431

Director Compensation

					Change in
	Fees				Pension Value
	Earned or			Non-Equity	and Nonqualified	All Other
	Paid in	Stock	Option	Incentive Plan	Deferred Comp	Compensation
	Cash	Awards (1)	Awards (2)	Compensation	Earnings (3)	(4)	Total
Name	($)	($)	($)	($)	($)	($)	($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
Edmund M. Carpenter	$97,975	$82,019	$35,581	$0	$0	—	$215,575
Paul R. Charron	$85,225	$82,019	$49,022	$0	$1,742	—	$218,008
Bennett Dorrance	$84,225	$82,019	$51,755	$0	$0	—	$217,999
Kent B. Foster	$89,225	$82,019	$27,131	$0	$0	—	$198,375
Harvey Golub	$293,725	$306,778	$88,484	$0	$0	—	$688,987
Randall W. Larrimore	$89,725	$82,019	$63,661	$0	$0	—	$235,405
Phillip E. Lippincott	$91,725	$82,019	$27,131	$0	$0	—	$200,875
Mary Alice D. Malone	$84,225	$82,019	$27,131	$0	$0	—	$193,375
Sara Mathew	$79,100	$82,019	$21,891	$0	$0	—	$183,010
David C. Patterson	$84,225	$82,019	$63,661	$0	$0	—	$229,905
Charles R. Perrin	$96,600	$82,019	$27,131	$0	$203	—	$205,953
A. Barry Rand	$82,725	$82,019	$21,891	$0	$69	—	$186,704
George Strawbridge, Jr.	$91,225	$82,019	$54,594	$0	$0	—	$227,838
Les C. Vinney	$89,100	$82,019	$57,780	$0	$0	—	$228,899
Charlotte C. Weber	$84,225	$82,019	$38,002	$0	$0	—	$204,246

(1)	Represents the closing price on December 29, 2006 of the Company’s common stock on the New York Stock Exchange times the 2,109 shares issued to each director on January 2, 2007 for their annual Board stock retainer. In addition, Harvey Golub received 6,252 shares on September 28, 2006, which represents 50% of his chairman’s annual retainer. The chairman’s stock retainer is delivered at the beginning of the fiscal year. The other 50%, or $225,000, is paid in cash on a monthly basis.

(2)	All figures reflect the dollar amount of expenses recognized for financial statement purposes for the fiscal year ended July 29, 2007 in accordance with FAS 123R for options granted to directors prior to fiscal 2007. No options were granted to directors in fiscal 2007. The aggregate number of stock options outstanding for each non-employee director as of July 29, 2007 was as follows:

Name	Options(#)

Edmund M. Carpenter	84,824
Paul R. Charron	28,516
Bennett Dorrance	101,066
Kent B. Foster	65,997
Harvey Golub	119,596
Randall W. Larrimore	36,651
Philip E. Lippincott	100,052
Mary Alice D. Malone	56,577
Sara Mathew	10,336
David C. Patterson	44,784
Charles R. Perrin	53,568
A. Barry Rand	10,336
George Strawbridge, Jr.	103,349
Les C. Vinney	31,150
Charlotte C. Weber	56,577

(3)	These amounts represent “above-market” earnings on the Wall Street Journal Index Prime Rate Fund (see page 28).

(4)	The aggregate perquisites to any individual director did not exceed the SEC reporting threshold amount of $10,000.

Director Equity and Cash Retainers

Beginning in calendar 2007, each non-employee director received an annual unrestricted stock retainer valued at approximately $82,000, and an annual cash retainer of $65,600 for his or her services as a member of the Company’s Board of Directors. In addition, the members of the Audit Committee received an annual retainer of $12,000 and the chairman received an annual retainer of $20,000. Other committee members received an annual retainer of $6,000 and the chairmen received an annual retainer of $10,000. The non-executive chairman of the Board was paid an additional annual retainer of $450,000, half of which is paid in unrestricted stock and half in monthly cash installments. Directors may elect to receive unrestricted stock in lieu of cash payments.

Deferred Compensation Plans for Non-Employee Directors

Under the deferred compensation plans, a non-employee director may elect to defer payment of all or a portion of his or her fees until termination of his or her directorship. Directors participate in the same plans as executives. See page 36 for a description of the material terms of the Deferred Compensation Plans.

Additional Arrangements

The Company pays for or provides (or reimburses directors for out-of-pocket costs incurred for) transportation, hotel, food and other incidental expenses related to attending Board and committee meetings or participating in director education programs and other director orientation or education meetings. In addition, non-employee directors are eligible to participate in the Company’s charitable matching gift program, pursuant to which the Company will pay, on a one-to-one basis, up to $3,000 per year in contributions to educational and certain other charitable institutions.

Item 2

Ratification of Appointment of Independent Registered Public Accounting
Firm

Your Board of Directors Recommends a Vote “For” This Proposal

The proxy, unless otherwise directed thereon, will be voted for a resolution ratifying action of the Audit Committee, reappointing the firm of PricewaterhouseCoopers LLP (“PwC”) Certified Public Accountants, as independent registered public accounting firm to perform an audit of the financial statements and the effectiveness of internal control over financial reporting of the Company for fiscal 2008. The names of the directors serving on the Audit Committee are indicated on page 9, under the heading “Board Committees.” The vote required for ratification is a majority of shares voting. If the resolution is rejected, or if PwC declines to act or becomes incapable of acting, or if their employment is discontinued, the Audit Committee will appoint other auditors whose continued employment after the 2008 Annual Meeting of the Shareowners will be subject to ratification by the shareowners.

Representatives of PwC will be at the 2007 Annual Meeting to make a statement if they desire to do so and to answer questions.

For fiscal 2007, PwC also examined the separate financial statements of certain of the Company’s foreign subsidiaries and provided other audit and non audit services to the Company in connection with SEC filings, review of quarterly financial statements and audits of certain employee benefit plans and other agreed-upon procedures reports.

Submission of Shareowner Proposals

Under Rule 14a-8(e) of the Securities Exchange Act of 1934, shareowner proposals intended for inclusion in next year’s proxy statement must be submitted in writing to the Company to the Corporate Secretary at 1 Campbell Place, Camden, New Jersey 08103-1799, and must be received by June 13, 2008.

Any shareowner proposal submitted for consideration at next year’s annual meeting but not submitted for inclusion in the proxy statement that is received by the Company after August 27, 2008, will not be considered filed on a timely basis with the Company under Rule 14a-4(c)(1). For such proposals that are not timely filed, the Company retains discretion to vote proxies it receives. For such proposals that are timely filed, the Company retains discretion to vote proxies it receives provided 1) the Company includes in its proxy statement advice on the nature of the proposal and how it intends to exercise its voting discretion; and 2) the proponent does not issue a proxy statement.

Directors and Executive Officers Stock Ownership Reports

The federal securities laws require the Company’s directors and executive officers, and persons who own more than ten percent of the Company’s capital stock, to file with the Securities and Exchange Commission and the New York Stock Exchange initial reports of ownership and reports of changes in ownership of any securities of the Company.

To the Company’s knowledge, based solely on review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended July 29, 2007, all the Company’s executive officers, directors and greater-than-ten-percent beneficial owners made all required filings on a timely basis.

Other Matters

The Board of Directors knows of no other matters to be presented for action at the meeting. If other matters come before the meeting, it is the intention of the directors’ proxy to vote on such matters in accordance with his or her best judgment.

Proxies and Voting at the Meeting

This statement and the accompanying proxy card are being mailed on or about October 10, 2007 for solicitation of proxies by the Board of Directors for the Annual Meeting of Shareowners of Campbell Soup Company called to be held on November 16, 2007. The mailing address of the Company’s World Headquarters is 1 Campbell Place, Camden, New Jersey 08103-1799.

Proxies marked as abstaining (including proxies containing broker non-votes) on any matter to be acted upon by shareowners will be treated as present at the meeting for purposes of determining a quorum but will not be counted as votes cast on such matters.

This solicitation of proxies is made on behalf of the Board of Directors of the Company with authorization of the Board, and the Company will bear the cost. Copies of proxy solicitation material will be mailed to shareowners, and employees of the Company may communicate with shareowners to solicit their proxies. Brokers, banks and others holding stock in their names, or in names of nominees, may request and forward copies of the proxy solicitation material to beneficial owners and seek authority for execution of proxies, and the Company will reimburse them for their expenses in so doing at the rates approved by the New York Stock Exchange.

When a proxy is returned properly dated and signed, the shares represented thereby, including any shares held under the Company’s Dividend Reinvestment Plan, will be voted by the person named as the directors’ proxy in accordance with each shareowner’s directions. Proxies will also be considered to be confidential voting instructions to the applicable Trustee with respect to shares held in accounts under the Campbell Soup Company Savings Plus Plan for Salaried Employees, the Campbell Soup Company Savings Plus Plan for Hourly-Paid Employees, and the Group RRSP and Savings Plan. If participants in these plans are also shareowners of record under the same account information, they will receive a single proxy that represents all shares. If the account information is different, then the participants will receive separate proxies. Shareowners of record and participants in savings plans may cast their vote by:

(1) using the toll-free phone number listed on the proxy solicitation/voting instruction card;

(2) using the Internet and voting at the website listed on the proxy card; or

(3) signing, dating and mailing the proxy card in the enclosed postage paid envelope.

The telephone and Internet voting procedures are designed to authenticate votes cast by use of a personal identification number. The procedure allows shareowners to appoint a proxy and the savings plan participants to instruct a plan fiduciary to vote their shares and to confirm their instructions have been properly recorded. Specific instructions to be followed are set forth on the enclosed proxy solicitation/voting instruction card.

Shareowners are urged to cast their votes. If a proxy card is dated, signed and returned without specifying choices, the shares will be voted as recommended by the directors (or, in the case of participants in the plans referred to above, may be voted at the discretion of the applicable Trustee). Shareowners may vote their shares by telephone or via the Internet. Please refer to the specific instructions on the enclosed proxy card.

A shareowner giving a proxy may revoke it by notifying the Corporate Secretary in writing any time before it is voted. If a shareowner wishes to give a proxy to someone other than the directors’ proxy, all three names appearing on the enclosed proxy may be crossed out and the name of another person inserted. The signed proxy card must be presented at the meeting by the person representing the shareowner.

Each shareowner who plans to attend the meeting in person is requested to so indicate in the space provided on the proxy card or as directed when voting by telephone or the Internet. The Company will then be able to mail an admission card to the shareowner in advance of the meeting. Shareowners who do not have admission cards will need to register at the door.

Shareowners Sharing the Same Address

In accordance with notices that we sent to certain shareowners, we are sending only one copy of our annual report and proxy statement to shareowners who share the same last name and address, unless they have notified us that they want to continue receiving multiple copies. This practice, known as “householding,” is designed to reduce duplicate mailings and printing and postage costs. However, if any shareowner residing at such address wishes to receive a separate annual report or proxy statement in the future, he or she may contact the Company’s Corporate Secretary. If you are receiving multiple copies of the annual report and proxy statement you can request householding by contacting the Company’s Corporate Secretary. The contact information is set forth below.

Information About Attending the Meeting

The Annual Meeting of Shareowners will be held this year at the Love Civic Center, 2025 South Collegiate Drive, Paris, Texas 75460. A map and directions appear at the back of this booklet. Doors to the meeting room will open at 8:30 a.m.

To obtain an admission ticket by mail in advance and avoid registration lines at the door, simply indicate that you plan to attend the meeting by marking the appropriate box on the proxy card and return it in the envelope provided. If you do not wish to send the proxy card, you may obtain an admission card by sending a written request in the envelope. Shareowners who do not have admission cards will need to register at the door.

If you do not own shares in your own name, you should have your broker or agent in whose name the shares are registered call (856) 342-6122, fax (856) 342-3889, or write to the Office of the Corporate Secretary at 1 Campbell Place, Camden, NJ 08103-1799 to request a ticket before November 9, 2007. Otherwise you must bring proof of ownership (e.g., a broker’s statement) in order to be admitted to the meeting. You will also need a government-issued photographic identification to be admitted.

It is important that your shares be represented and voted at the meeting. Please fill out, sign, date and return the accompanying proxy card or vote by phone or via the Internet as soon as possible, whether or not you plan to attend the meeting.

By order of the Board of Directors,

John J. Furey
Vice President and Corporate Secretary

Camden, New Jersey
October 10, 2007

Appendix A for 2007 Proxy Statement

Note:  The documents listed above are also available on the Company’s Web site (www.campbellsoupcompany.com) in the governance section. The Company’s Code of Business Conduct and Ethics and the charters for the four standing committees of the Board are also posted on the same Web site.

CAMPBELL SOUP COMPANY
CORPORATE GOVERNANCE STANDARDS

September 27, 2007

Composition of the Board and Qualifications of Directors

1.	Pursuant to the Company’s By-Laws, the Board currently consists of 16 directors. A substantial majority of the Board shall be composed of directors who meet the requirements for independence established by the New York Stock Exchange. The Board shall make a determination at least annually as to the independence of each director, in accordance with standards that are disclosed to the shareowners.

2.	All directors should be persons of the highest integrity, who abide by exemplary standards of business and professional conduct. Directors should possess the skills and judgment, and the commitment to devote the time and attention, necessary to fulfill their duties and responsibilities.

3.	Directors are elected by the shareowners at the Annual Meeting of Shareowners for a one-year term, to serve until the next Annual Meeting. In the event of vacancies on the Board, the Board may elect directors to serve until the next Annual Meeting.

In any uncontested election of directors, a director nominee who receives more votes “withheld” than votes “for” his or her election shall immediately tender his or her resignation. The Board will accept the resignation unless there is a compelling reason for the director to remain on the Board, and will promptly disclose the action it has taken and the reasons for it.

4.	The Chief Executive Officer is currently the only employee of the Company nominated by the directors to serve on the Board. The Board believes that, as a general rule, former Campbell executives should not serve as directors of the Company.

5.	The Board believes that service on the boards of other companies, and of civic and charitable organizations, enhances the experience and perspective of directors, but may also limit their time and availability. To ensure that all members of the Board have sufficient time to devote proper attention to their responsibilities as directors of the Company, the Governance Committee shall annually review the other board commitments of each director on a case-by-case basis.

6.	No person may serve as a director if he or she is employed by a major supplier, customer or competitor of Campbell. In addition, no person may serve as a director if he or she, or a member of his or her immediate family (as defined in the Listing Standards of the New York Stock Exchange), is an executive officer of another company for which an executive officer of Campbell serves on the compensation committee of the board of directors, or of a non-for-profit organization that receives substantial contributions from Campbell or the Campbell Soup Foundation.

7.	A director shall notify the Chair of the Governance Committee prior to accepting an invitation to serve on the board of another company or to become affiliated with another business entity. The Governance Committee or its designee shall evaluate and advise the Board whether, by reason of conflicts in regular meeting schedules or business or competitive considerations, simultaneous service on the other board or affiliation with the other entity may impede the director’s ability to fulfill his or her responsibilities to Campbell. The Governance Committee shall also administer and apply the Board’s Policy Concerning Transactions with Related Persons.

8.	A director who changes his or her principal employment, position, or professional role or affiliation following election or re-election to the Board shall tender his or her resignation for consideration by the Governance Committee and decision by the Board.

9.	Directors are required to own at least 2,000 Campbell shares within one year of election, and 6,000 shares within three years of election.

10.	The Board believes that the judgment as to the tenure of an individual director should rest on an assessment by the Governance Committee of his or her performance and contributions to the Board. Accordingly, there is no predetermined limit on the number of one-year terms to which a director may be re-elected prior to his or her 72nd birthday. No person may stand for election to the Board after age 72.

Responsibilities of Directors

11.	The Board believes that the primary responsibilities of directors are to exercise their business judgment in good faith, to act in what they reasonably believe to be the best interest of all shareowners, and to ensure that the business of the Company is conducted so as to further the long-term interests of its shareowners.

12.	Directors shall receive and review appropriate materials in advance of meetings relating to matters to be considered or acted upon by the Board and its committees. Directors are expected to prepare for, attend and participate actively and constructively in all meetings of the Board and of the committees on which they serve.

13.	Directors are expected to become and remain well informed about the business, performance, operations and management of the Company; general business and economic trends affecting the Company; and principles and practices of sound corporate governance.

14.	In consultation with the Governance Committee, management shall provide programs for director orientation in which all new directors are expected to participate, and information to all directors about programs for continuing director education in areas of importance to the Company.

15.	A director shall not participate in the discussion of or decision on any matter in which he or she has a personal, business or professional interest other than his or her interest as a shareowner of the Company. Directors shall promptly inform the Chairman of the Board regarding any actual or potential conflict of interest.

Composition of Board Committees

16.	The Board shall establish such standing committees as it deems appropriate and in the best interests of the Company. The current standing committees of the Board are the Audit Committee, the Compensation and Organization Committee, the Finance and Corporate Development Committee, and the Governance Committee.

17.	The Governance Committee shall recommend and the Board shall appoint, annually and as vacancies or new positions occur, the members of the standing committees and the committee chairs. The Governance Committee shall annually review the membership of the committees, taking account of both the desirability of periodic rotation of committee members and the benefits of continuity and experience in committee service.

18.	All members of the Audit, Governance, and Compensation and Organization Committees shall meet the independence requirements of the New York Stock Exchange.

19.	Directors who serve on the Audit Committee shall also meet the requirements as to independence, experience and expertise for audit committee members established by the New York Stock Exchange and applicable laws and regulations. At least one member of the Audit Committee shall be an audit committee financial expert as defined by the rules of the U.S. Securities and Exchange Commission.

20.	No member of the Audit Committee shall simultaneously serve on the audit committees of more than two other public companies.

Board Operations

21.	The Board shall determine the number of regular meetings to be scheduled each year, and shall meet more frequently as circumstances may require.

22.	The Governance Committee shall recommend and the Board shall appoint, annually and as vacancies occur, a Chairman of the Board. When the Chief Executive Officer of the Company also holds the position of Chairman of the Board, the Chair of the Governance Committee will serve as the Lead Director to preside at executive sessions of non-management directors and provide oversight for the effective functioning of the Board.

23.	Upon consultation with the Chief Executive Officer, the Chairman shall annually establish an agenda of the matters that are expected to be considered and acted upon by the Board during the following year. The annual schedule shall be provided to the full Board for review and comment. In addition, the CEO shall review with the Chairman of the Board, prior to each Board meeting, the agenda for the meeting and the nature and scope of the materials that will be furnished to the directors in advance of the meeting.

24.	The agenda will provide for an executive session of non-management directors (as defined by the New York Stock Exchange) at every regularly scheduled Board meeting and for an executive session of independent directors at least once a year. The Chairman of the Board, or, when appropriate, the Chair of the Governance Committee, acting in the capacity of Lead Director, shall preside at executive sessions.

25.	Directors shall have unfettered access to management and employees of the Company and to its inside and outside counsel and auditors. Executive officers and other senior management are expected to be present at Board meetings at the invitation of the Board.

26.	The Board shall establish methods by which interested parties may communicate directly with the Chairman or Lead Director, or with the non-management directors as a group, and shall cause such methods to be disclosed in the proxy statement.

27.	The Board and each of its committees are authorized to retain such independent legal, financial or other advisors as they may deem necessary or appropriate to carry out their duties.

28.	Directors’ fees (including, in the case of a non-executive Chairman of the Board, the Chairman’s annual retainer and any additional compensation approved by the Board) will be the sole compensation that any director who is not an employee of Campbell receives, directly or indirectly, from the Company. The form and amount of director compensation shall be based on principles recommended by the Governance Committee and adopted by the Board, and shall be reviewed annually by the Governance Committee. The current principles provide that annual director compensation shall be set at the median of a group of 23 food and consumer products companies, and shall be delivered 50% in unrestricted Campbell shares and 50% in cash unless a director elects to receive his or her compensation entirely in the form of Campbell stock.

29.	The Governance Committee shall be furnished annually with a report identifying any charitable contributions or pledges made by the Company during the last year, in the aggregate amount of $25,000 or more, to any entity for which a director serves as an executive officer.

Committee Operations

30.	Each standing committee of the Board will have a charter that is approved by the Board and sets forth the purposes, duties and responsibilities of the committee. At least annually, the members of each committee will evaluate the adequacy of the committee’s charter, and will conduct an evaluation of its performance and effectiveness in fulfilling the duties and responsibilities set forth in the charter.

31.	The chair of each standing committee, in consultation with management, shall annually establish agendas of the matters that are expected to be considered and acted upon by the committee during the following year. The annual schedule shall be provided to committee members for review and comment. Management will review with the chair of each committee, prior to each meeting, the agenda for the meeting and the nature and scope of the materials that will be furnished to the committee members in advance of the meeting.

32.	The chair of each committee shall report to the Board following each meeting of the committee on the principal matters reviewed or approved by the committee and its recommendations as to actions to be taken by the Board. All directors will receive copies of all minutes of standing committee meetings.

33.	The Audit Committee shall have the sole authority and responsibility to select, appoint, evaluate and replace the Company’s independent auditors, subject only to ratification by the shareowners, and to approve audit engagement fees and terms. The Audit Committee shall approve in advance all audit services and all permissible non-audit services to be provided by the independent auditors.

34.	The Audit Committee shall meet periodically with senior management, the internal auditors, and the Company’s independent auditors, in separate executive sessions.

35.	The Governance Committee shall have sole authority to retain and terminate any search firm used to assist in the identification of director candidates, and any compensation consultant retained to assist in the design or evaluation of director compensation, including sole authority to approve their fees and other retention terms.

36.	The Governance Committee shall lead the Board in an annual self-evaluation of the performance and effectiveness of the Board and its committees, and shall report the results of the evaluation to the shareowners in the proxy statement. The Governance Committee shall also assess, on the basis of established criteria, the performance of each director standing for re-election at the next Annual Meeting of Shareowners.

37.	The Compensation and Organization Committee shall have sole authority to retain and terminate any compensation consultant used to assist in the design or evaluation of executive compensation for the Chief Executive Officer or senior management, including sole authority to approve the consultant’s fees and other retention terms.

Oversight of the Business and Management

38.	The Board shall review and approve fundamental financial and business strategies and major corporate actions and an annual operating plan that integrates strategic plan milestones, and regularly evaluate business performance and results in light of the operating plan.

39.	The Board shall develop principles and policies for the selection of the Chief Executive Officer and the assessment of his or her performance. The Compensation and Organization Committee shall lead the Board at least annually in an evaluation of the performance of the CEO. The results of the evaluation shall be reviewed in one or more meetings of non-management directors at which the CEO is not present.

40.	The Compensation and Organization Committee shall recommend to the Board plans and policies regarding the succession of the CEO in the event of an emergency or the CEO’s retirement. The CEO shall provide to the Board, on an ongoing basis, recommendations regarding a successor to be appointed in such an event.

41.	The Chief Executive Officer will report at least annually to the Compensation and Organization Committee his or her evaluation of the senior management of the Company.

42.	The Chief Executive Officer will report annually to the Compensation and Organization Committee on the Company’s executive organization and principal programs for management development and planning for executive succession. The Committee will evaluate and report annually to the Board on the effectiveness of these processes.

43.	The Board shall approve a Code of Business Conduct and Ethics applicable to directors, officers and employees of the Company, which prohibits retaliation in any form against anyone who reports suspected violations. Any amendments to the Code or waivers of its provisions for directors or executive officers shall be approved by the Audit Committee and promptly disclosed to shareowners.

Executive Compensation

44.	With input from the other independent directors, the Compensation and Organization Committee shall annually approve the corporate goals and objectives relevant to the compensation of the Chief Executive Officer. The CEO will report to the Board on progress in achieving these goals. Together with the other independent directors, the Compensation and Organization Committee shall determine the CEO’s compensation based on the Board’s evaluation of his or her performance in light of these goals and objectives.

45.	All equity-based compensation plans shall be approved by the shareowners.

46.	Incentive compensation plans will be based on principles and policies for executive compensation recommended by the Compensation and Organization Committee and approved by the Board.

47.	By the terms of the shareowner-approved incentive plan, stock options may not be repriced.

48.	Pursuant to the Company’s program relating to ownership of Campbell stock by executives, approximately the 90 most senior executives of the Company must retain a portion of the equity compensation they receive until they own Campbell stock valued at varying amounts ranging from $300,000 to $5,750,000, depending upon their positions. Restricted stock and stock options, including vested stock options, do not count toward satisfaction of this requirement.

Shareowners

49.	All shareowners have equal voting rights.

50.	The Board will develop, approve and annually review Corporate Governance Standards that are disclosed each year to shareowners in the proxy statement.

STANDARDS FOR THE DETERMINATION OF
DIRECTOR INDEPENDENCE

A director shall be considered independent if the Board determines that the director does not have, directly or indirectly, any material relationship with the Company. In making this determination the Board shall broadly consider all relevant facts and circumstances.

Under the Company’s Corporate Governance Standards, directors’ fees are the sole compensation that any director who is not an employee of Campbell may receive, directly or indirectly, from the Company. The Board has established the following additional standards to assist it in determining director independence. For the purposes of these standards, the term “immediate family member” shall have the meaning given in the Listing Standards of the New York Stock Exchange.

1.	A director will not be considered independent if, within the preceding three years:

(a)	the director was employed by the Company, or an immediate family member of the director was employed as an executive officer of the Company;

(b)	the director or an immediate family member of the director received direct compensation from the Company exceeding $100,000 during any twelve month period, other than (i) director or committee fees, (ii) pension or other forms of deferred compensation for prior service that are not contingent on continued service, (iii) compensation for former service as an interim chairman or CEO, or (iv) compensation received by an immediate family member for services as a non-executive employee of the Company;

(c)	the director or an immediate family member of the director was a partner or employee of the Company’s present or former independent auditor and personally worked on the Company’s audit;

(d)	an executive of Campbell served on the compensation committee of the board of directors of another company that employed the director or a member of the director’s immediate family as an executive officer;

(e)	the director is an employee or executive officer of, or an immediate family member of the director is an executive officer of, another company that does business with Campbell, and the annual sales to or purchases from that company account for the greater of $1 million or 2% of such company’s gross revenues; or

(f)	the director is an executive officer of another company that is indebted to Campbell, or to which Campbell is indebted, and the total amount of either company’s indebtedness to the other exceeds 1% of the total consolidated assets of the company where the director serves as an executive officer.

2.	A director will not be considered independent if:

(a)	the director is a current employee or an immediate family member of the director is a current partner of a firm that is the Company’s independent auditor; or

(b)	the director has an immediate family member who is a current employee of the Company’s independent auditor and who participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice.

3.	A director who serves as an executive officer of a not-for-profit entity shall not be considered to have a material relationship with the Company if the discretionary contributions made to the entity by Campbell or the Campbell Soup Foundation (excluding matching grants) during the preceding three years are less than $25,000 or 2% (whichever is greater) of the entity’s most recent publicly available operating budget.

4.	With respect to any relationship that is not covered by the guidelines in paragraphs 1 and 2 above, the members of the Board who satisfy the standards for independence set forth in those guidelines shall make a determination, based on all relevant facts and circumstances, as to whether or not the relationship is material, and therefore whether the director who has the relationship shall be considered independent. The Company will disclose and explain the basis for any determination that such a relationship is not material in its next proxy statement. The Company will also disclose and explain the basis for any determination of independence for a director who does not satisfy the guidelines in paragraphs 1, 2 and 3 above.

Pursuant to the requirements of U.S. law, the Company does not make any personal loans or extensions of credit to any director, or any arrangements for the extension of credit to any director.

The Company’s conflicts of interest policy requires the disclosure of any personal interest, influence, relationship or other situation that might constitute or be perceived as a potential conflict of interest. Each director is required annually to submit a signed statement attesting to his or her awareness of and compliance with this policy. In addition, under the Company’s Corporate Governance Standards, directors are required promptly to inform the Chairman of the Board regarding any actual or potential conflict of interest.

COMMUNICATING CONCERNS TO THE BOARD OF DIRECTORS

Any person who has a concern about Campbell’s governance, corporate conduct, business ethics or financial practices may communicate that concern to the Board of Directors. Concerns may be submitted in writing to the Chairman of the Board or any other director, or to the non-management directors as a group, in care of the Office of the Corporate Secretary at the Company’s headquarters, or by email to directors@campbellsoup.com. Concerns may also be communicated to the Board by calling the following toll-free Hotline telephone number in the U.S. and Canada: 1-800-210-2173. To place toll-free calls from other countries in which the Company has operations, please see the instructions listed in the governance section of the Company’s Web site at www.campbellsoupcompany.com. Any concern relating to accounting, internal accounting controls or auditing matters will be referred both to the Chairman and to the Chair of the Audit Committee.

Campbell policy prohibits the Company and any of its employees from retaliating in any manner, or taking any adverse action, against anyone who raises a concern or helps to investigate or resolve it. However, anyone who prefers to raise a concern in a confidential, anonymous manner may do so by calling the Hotline.

Concerns communicated to the Board will be addressed through the Company’s regular procedures for addressing such matters. Depending upon the nature of the concern, it may be referred to the Company’s Internal Audit Department, the Legal or Finance Department, or other appropriate departments. As they deem necessary or appropriate, the Chairman of the Board or the Chair of the Audit Committee may direct that certain concerns communicated to them be presented to the Audit Committee or the full Board, or that they receive special treatment, including the retention of outside counsel or other outside advisors.

The status of concerns communicated to the Board will be reported periodically to the Chairman and/or the Chair of the Audit Committee, as appropriate.

DIRECTIONS AND MAP
Love Civic Center
2025 South Collegiate Drive
Paris, TX 75460

[place in pn 100 and 101|
MR A SAMPLE DESIGNATION (IF ANY)
ADD 1 ADD 2
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ADD 5 ADD 6
Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.
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Electronic Voting Instructions
You can vote by Internet or telephone! Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by 12:00 midnight, New York Time, on November 15, 2007.
Vote by Internet
· Log on to the Internet and go to
www.investorvote.com
· Follow the steps outlined on the secured website.
Vote by telephone
· Call toll free 1-800-652-VOTE (8683) within the United
States, Canada & Puerto Rico any time on a touch tone telephone. There is NO CHARGE to you for the call.
· Follow the instructions provided by the recorded message.
· Annual Meeting Proxy Card
C0123456789
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’ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.
A Proposals — The Board recommends a vote FOR Items 1 and 2.
1. Election of Directors: 01 — Edmund M. Carpenter 02 — Paul R. Charron
05 — Kent B. Foster06 — Harvey Golub 09 — Mary Alice D. Malone10 — Sara Mathew 01 02 13 — A. Barry Rand 14 — George Strawbridge, Jr.
Mark here to vote FOR all nominees
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03 — Douglas R. Conant 07 — Randall W. Larrimore 11 — David C. Patterson 15 — Les C. Vinney 04 05
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04 — Bennett Dorrance 08 — Philip E. Lippincott 12-Charles R. Perrin 16-Charlotte C.Weber
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Mark here to WITHHOLD vote from all nominees
For All EXCEPT — To withhold a vote for one or more nominees, mark the box to the left and the corresponding numbered box(es) to the right.
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For Against Abstain
2. Ratification of Appointment of the Independent Registered Public Accounting Firm.
B Non-Voting Items
Change of Address — Please print new address below.
Mark this box with an X to obtain a ticket of admission to the meeting.
C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below
Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND 1UPX 0 1 5 0 7 0 1 MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND
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Directions to Civic Center 2025 South Collegiate Drive Paris, Texas 75460 (903) 739-9912
From Dallas/Fort Worth Airport: Take North Exit out of airport (Hwy.121) Continue on 121 across I-35 Take Hwy. 75 North Exit at Hwy.121 to Bonham Take 82 East to Paris Continue on 82 to Business 271 East/South (also known as Clarksville St.) Turn right on South Collegiate Drive Follow South Collegiate Drive 3.4 miles Civic Center is on your left.
IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.
Compbells
Proxy — CAMPBELL SOUP COMPANY
This Proxy is Solicited on Behalf of the Board of Directors for the Annual Meeting on November 16,2007
The undersigned hereby appoints Douglas R. Conant, or, in his absence, Ellen 0. Kaden or, in the absence of both of them, John J. Furey, and each or any of them, proxies with full power of substitution in each, to vote all shares the undersigned is entitled to vote, at the Annual Meeting of Shareowners of Campbell Soup Company to be held at Love Civic Center, 2025 South Collegiate Drive, Paris, Texas at 9:30 a.m., Central Time on November 16,2007, and at a ny adjournments thereof, on all matters coming before the meeting, including the proposals referred to on the reverse side hereof. If the undersigned is a participant in one of the Campbell Soup Company Savings Plus Plans or in the Group RRSP Plus and Savings Plan (any of such plans, a “Savings Plan”), then the undersigned hereby directs the respective trustee of the applicable Savings Plan to vote all shares of Campbell Soup Company Stock in the undersigned’s Savings Plan account at the afor esaid Annual Meeting and at any adjournments thereof, on all matters coming before the meeting, including the proposals referred to on the reverse side hereof.
If address change has been made, mark appropriate box on the reverse side of this card.
Your shares will be voted as recommended by the Board of Directors (or, in the case of shares held in a Savings Plan, will be voted at the discretion of the trustee) unless you otherwise indicate in which case they will be voted as marked.
To vote in accordance with the Board of Directors’ recommendations just sign the reverse side; no boxes need to be marked. If you do not vote by phone or over the Internet, please fold and return proxy card promptly using the enclosed envelope.